UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

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INFOSPACE, INC.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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INFOSPACE, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on May 11, 2010

TO THE STOCKHOLDERS:

Notice is hereby given that the Annual Meeting of Stockholders of InfoSpace, Inc., a Delaware corporation, will be held on May 11, 2010 at 10:00 a.m., local time, at the principal executive offices of InfoSpace, Inc., located at 601 108th Avenue NE, Suite 1200, Bellevue, Washington 98004, for the following purposes:

1.	To elect the three Class II directors nominated by the Board of Directors of the Company to serve for their ensuing class term and until their successors are duly elected;

2.	To ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm for InfoSpace for 2010; and

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on March 19, 2010 as the record date for the determination of stockholders entitled to notice of and to vote at this meeting.

All stockholders are cordially invited to attend the meeting in person. However, to save us the expense of additional solicitation, you are urged to vote online, by telephone, or by signing, dating, and returning the enclosed proxy card or voting instruction card as promptly as possible. For specific instructions regarding voting online, by telephone, or by mail, please see the enclosed proxy card or voting instruction card. Any stockholder attending the meeting may vote in person even if the stockholder has previously returned a proxy. Please see “Information Concerning Proxy Solicitation and Voting – Questions and Answers” in the Proxy Statement for more details on voting in person at the meeting.

By Order of the Board of Directors,

Alesia Pinney

General Counsel and Secretary

Bellevue, Washington

April 7, 2010

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE VOTE ONLINE, BY TELEPHONE, OR SIGN, DATE, AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE OR VOTE IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH ON THE ENCLOSED VOTING INSTRUCTION CARD.

INFOSPACE, INC.

PROXY STATEMENT FOR

2010 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING PROXY SOLICITATION AND VOTING

Our Board of Directors is soliciting proxies for the 2010 Annual Meeting of Stockholders and any adjournment or postponement of such meeting. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

The Annual Meeting will be held on May 11, 2010 at 10:00 a.m., local time, at our principal executive offices, located at 601 108th Avenue NE, Suite 1200, Bellevue, Washington 98004. All proxies are solicited for the purposes set forth herein and in the Notice of Annual Meeting of Stockholders that accompanies this Proxy Statement. Voting materials, which include the Proxy Statement, form of proxy, and Annual Report on Form 10-K for the year ended December 31, 2009, will be sent or otherwise distributed to stockholders on or about April 7, 2010.

Important Notice Regarding the Availability of Proxy Materials for Stockholders Meeting to be Held on May 11, 2010

This Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2009 also are available at www.proxyvote.com. For stockholders of record (defined below) you may access your form of proxy on the Internet by following the instructions on the proxy card or voting instruction card. Please note that you will not be required to provide any personal information, other than the identification number provided on the proxy card or voting instruction card, to execute a proxy.

This solicitation of proxies is made on behalf of InfoSpace, and all related costs will be borne by us. In addition, we will reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of our directors, officers, and regular employees, without additional compensation, personally or by telephone.

We do not expect any matters not listed in the Proxy Statement to come before the Annual Meeting. For stockholders of record, if any other matter is presented, your signed proxy card or submission of your proxy by telephone or via the Internet gives the individuals named as proxy holders the authority to vote your shares to the extent authorized by Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). If any other matters come before the meeting, it is the intention of the persons named in the accompanying proxy card to vote the shares they represent as the Board of Directors may recommend.

Questions and Answers

Q:	Who is entitled to vote?

A:	All stockholders who owned InfoSpace common stock at the close of business on the record date of March 19, 2010 are entitled to receive notice of the annual meeting and to vote the shares they own as of the record date. Each stockholder is entitled to one vote for each share of common stock held on all matters properly brought before the meeting to be voted on.

35,648,154 shares of our common stock were outstanding and entitled to vote on March 19, 2010. Shares of our common stock were held of record by 933 stockholders on the record date. If your shares are registered directly in your name with the Company’s transfer agent, BNY Mellon Shareowner Services, you are considered the stockholder of record with respect to those shares. The number of holders of record does not include beneficial owners of our common stock who hold their shares through brokers, banks, or other holders of record.

Q:	How many votes do you need at the meeting to transact business?

A:	A majority of InfoSpace’s outstanding shares as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Shares that are voted “FOR,” “AGAINST,” “ABSTAIN,” or “WITHHELD FROM,” as well as broker non-votes (defined below), will be considered present at the meeting for purposes of establishing a quorum.

Your shares are counted as present at the meeting if you are present and vote in person at the meeting, or if you have properly submitted a proxy card or voted by telephone or via the Internet.

Q:	What proposals will be voted on at the meeting?

A:	There are two Board of Directors proposals scheduled to be voted on at the meeting:

Proposal One: Election of the three Class II directors nominated by the Board of Directors of the Company to serve for their ensuing class term and until their successors are duly elected; and

Proposal Two: Ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for InfoSpace for 2010.

Q:	What is the voting requirement to approve each of the proposals?

A:	For the election of directors, the three Class II nominees of the Board of Directors of the Company who receive the greatest number of votes from shares present and entitled to vote at the meeting will be elected. Withheld votes and broker non-votes will have no effect on the outcome of the vote.

The proposed ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm requires the affirmative “FOR” vote of a majority of the shares cast at the meeting and entitled to vote with respect to such proposal in order for it to be approved. Abstentions will have no effect on the outcome of the vote. Although stockholder approval of such appointment is not required by law and is not binding on the Company, the Audit Committee will take your vote on this proposal into consideration when appointing our independent registered public accounting firm in the future. Even if you ratify the appointment of Deloitte & Touche LLP, the Audit Committee may in its sole discretion terminate such engagement and direct the appointment of another independent public registered accounting firm at any time during the year, although it has no current intention to do so.

Q:	What if I do not vote for some of the items listed on my proxy card or voting instruction card?

A:	In the election of the directors (Proposal One), you may vote “FOR” each of the nominees or your vote may be “WITHHELD” with respect to any nominee. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on the ratification of the appointment of Deloitte & Touche LLP as InfoSpace’s independent registered public accounting firm. If you provide specific voting instructions, your shares will be voted as you have instructed.

If you are a stockholder of record and just sign your proxy card with no further instructions, the persons named in the enclosed proxy will vote “FOR” each director nominee listed in this Proxy Statement and vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as InfoSpace’s independent registered public accounting firm for 2010. If any other matters are properly presented for consideration at the Annual Meeting, the persons named in the enclosed proxy will have discretion to vote on those matters in accordance with their best judgment, and it is their intention to vote such shares as the Board of Directors may recommend. We do not currently anticipate that any other matters will be raised at the Annual Meeting.

Important Note Regarding Changes to Discretionary Voting by Brokers

If you hold your shares in a brokerage account in your broker’s name (this is called “Street Name”), it is critical that you cast your vote if you want it to count in the election of directors (Proposal One). In the past, if you held shares in Street Name and did not indicate how you wanted your shares voted in an uncontested election of directors, your broker had the ability to cast your votes as it felt appropriate. However, due to recent regulatory changes, no votes will be cast on your behalf in an uncontested election of directors if you hold your shares in Street Name and you do not instruct your bank or broker how to vote. In such a case, your shares will be considered “broker non-votes” with regard to such proposals because the broker will not have discretionary authority to vote such shares.

Your broker will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of the Company’s independent registered public accounting firm (Proposal Two).

Q:	How may I vote my shares in person at the meeting?

A:	Shares held directly in your name as the stockholder of record may be voted in person at the meeting. If you hold your shares through a bank, broker, or other holder of record, and you wish to vote at the meeting, you must present a legal proxy from your broker or other holder of record in order to vote at the meeting. If you choose to attend the meeting, please bring proof of identification for entrance to the meeting, and, if you hold your shares through a bank, broker, or other holder of record, your proof of ownership, such as a brokerage statement. Even if you currently plan to attend the Annual Meeting, we recommend that you submit your proxy card or voting instruction card as described above so that your vote will be counted if you later decide not to attend the meeting.

Q:	How can I vote my shares without attending the meeting?

A:	Whether you hold shares directly as a stockholder of record or beneficially through a broker, bank, or other nominee, you may vote without attending the meeting. You may vote by granting a proxy or, for shares held through a broker, bank, or other nominee, by submitting voting instructions to your broker, bank, or other nominee. In most cases, you will be able to do this by telephone, via the Internet, or by mail. For stockholders of record, please refer to the summary instructions included on your proxy card or voting instruction card. For shares held through a broker, bank, or other nominee, please refer to the voting instruction card that will be provided by your broker, bank, or other nominee.

If your shares are registered under different names, or if they are in more than one account, you may receive more than one proxy card or voting instruction card. Please follow the instructions on each proxy card or voting instruction card to ensure that all of your shares are represented at the meeting. Please sign each proxy card exactly as your name or names appear on the proxy card. For joint accounts, each owner should sign the proxy card. When signing as executor, administrator, attorney, trustee, or guardian, etc., please print your full title on the proxy card.

BY TELEPHONE OR THE INTERNET – If you have telephone or Internet access, you may submit your vote by following the instructions on the proxy card or voting instruction card.

BY MAIL – You may submit your proxy by mail by signing your proxy card or, for shares held through a broker, bank, or other nominee, by following the voting instruction card included by your broker, bank, or other nominee and mailing it in the enclosed, postage-paid envelope.

Q:	How can I change my vote?

A:	You may change your vote at any time before the final vote at the meeting.

If you are a stockholder of record, you may change your vote by signing and submitting a new proxy card with a later date, voting by telephone or via the Internet as instructed above (only your latest telephone or Internet proxy is counted) or by attending the meeting and voting in person (as described above). Attending the meeting will not revoke your proxy unless you specifically request it.

If you hold your shares through a broker, bank, or other nominee, you should contact your broker, bank, or other nominee prior to the time such voting instructions are exercised.

Q:	What are InfoSpace’s voting recommendations?

A:	Our Board of Directors recommends that you vote your shares “FOR” each nominee to the Board of Directors listed in this Proxy Statement and “FOR” the ratification of Deloitte & Touche LLP as InfoSpace’s independent registered public accounting firm.

Q:	Where can I find the voting results of the meeting?

A:	The preliminary voting results will be announced at the meeting. The final results will be published in a Current Report on Form 8-K within four business days of the end of meeting, which will be filed with the Securities and Exchange Commission and will also be available at www.infospaceinc.com. If final results are not available within four business days of the end of meeting, preliminary results will be published in a Current Report on Form 8-K at that time, and the final results will be published in an amended Current Report on Form 8-K/A when they are available.

Q:	Is a list of registered stockholders available?

A:	The Company’s list of stockholders as of March 19, 2010 will be available for inspection for 10 days prior to the 2010 annual meeting and at the annual meeting for any purpose reasonably relevant to the meeting. If you want to inspect the stockholder list, please call our Senior Director of Investor Relations at (425) 201-6100 or (866) 438-4677 to schedule an appointment.

“Householding” of Proxy Materials

We have adopted a procedure approved by the U.S. Securities and Exchange Commission (“SEC”) called “householding.” Under this procedure, stockholders of record who have the same address and last name and who do not participate in electronic delivery of proxy materials will receive only one set of our proxy materials, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. We believe this will provide greater convenience for our stockholders, as well as cost savings for us by reducing the number of duplicate documents that are mailed.

Stockholders who participate in householding will continue to receive separate proxy cards. Householding will not in any way affect your rights as a stockholder.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of our proxy materials, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact Broadridge, either by calling toll-free (800) 542-1061, or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you participate in householding and wish to receive a separate copy of our Annual Report on Form 10-K for the year ended December 31, 2009 or this Proxy Statement, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact Broadridge as indicated above.

Beneficial stockholders can request information about householding from their banks, brokers, or other holders of record.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

Our Board of Directors currently comprises nine members, divided into three classes with overlapping three-year terms. A director serves in office until his or her respective successor is duly elected and qualified unless the director resigns or by reason of death or other cause is unable to serve in the capacity of director. If a director resigns before the end of his or her term, the Board of Directors may appoint a director to fill the remainder of that term or leave the position vacant. Stockholder election of directors may only take place at the annual meeting at which the three-year term of that director would expire or at a special meeting of stockholders called for such purpose.

Nominees for Directors

Three Class II directors are to be elected at the Annual Meeting for a three-year term ending in 2013. The Board of Directors has nominated Richard D. Hearney, William J. Lansing, and James F. Voelker for re-election as Class II directors. The Board of Directors has affirmatively determined that Mr. Hearney is an independent director as defined in the Nasdaq Marketplace Rules, while Mr. Lansing and Mr. Voelker, as employees of the Company, were not determined to be independent directors. For further information on the director nominees, see “Information Regarding the Board of Directors and Committees” below. For further information on the process of director nominations and criteria for selection of director nominees, see “Director Nomination Process” below.

Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” the three nominees listed in this Proxy Statement. Each of the director nominees have consented to be named in this Proxy Statement and agreed to continue to serve as a director if elected by stockholders. In the event that any of these nominees to the Board of Directors is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for a nominee who may be designated by the present Board of Directors to fill the vacancy. It is not expected that any of the nominees will be unable or will decline to serve as a director. Alternatively, the Board of Directors may reduce the size of the Board of Directors or maintain such vacancy.

Required Vote; Election of Directors

If a quorum is present, the three Class II nominees receiving the highest number of votes will be elected to the Board of Directors. Votes withheld from any nominee and broker non-votes will be counted for purposes of determining the presence or absence of a quorum, but will not otherwise have an effect on the outcome of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES NAMED HEREIN

INFORMATION REGARDING THE BOARD OF DIRECTORS AND COMMITTEES

The “Director Nominees” and “Continuing Directors” sections below set forth the business experience during at least the past five years for each Board of Directors nominee and each of the directors whose term of office will continue after the annual meeting. In addition, such sections include a brief discussion of the specific experience, qualifications, attributes, and skills that led to the conclusion that the directors and nominees should serve on the Board of Directors at this time. The Board of Directors nominates candidates for election after receiving recommendations from the Nominating and Governance Committee, which bases its recommendations on the criteria set forth in our Director Nomination Policy as described below under “Director Nomination Process.” The Board of Directors believes that the directors and nominees have an appropriate balance of knowledge, experience, attributes, skills, and expertise as a whole to ensure the Board of Directors appropriately satisfies its oversight responsibilities and acts in the best interests of stockholders.

Director Nominees

Class II – Terms expiring in 2010

The names of the nominees of the Board of Directors and certain information about them are set forth below:

Name of Director	Age	Positions with InfoSpace	Director Since
Richard D. Hearney	70	Director	2001
William J. Lansing	51	Chief Executive Officer, President, and Director	2009
James F. Voelker	59	Chairman	2002

Richard D. Hearney has served as a director of InfoSpace since September 2001. General Hearney is a retired United States Marine Corps four-star general who served as the Assistant Commandant of the United States Marine Corps from 1994 to 1996. In 2002, General Hearney founded RDM Strategies, Inc., and he currently serves on its board of advisors. General Hearney served as President and Chief Executive Officer of Business Executives for National Security, an organization focusing on national security policy, from December 2000 to April 2002. From 1996 to 1999, General Hearney was an executive with McDonnell Douglas Corporation, and then its acquirer, the Boeing Company. From 2004 to 2005, General Hearney served as a director of Defense Industries International, Inc.

Relevant Qualifications and Experience:    General Hearney has extensive experience in leadership and management gained through his military service and his subsequent business ventures, as well as significant familiarity with InfoSpace as a director of the Company for the past nine years.

William J. Lansing has served as our Chief Executive Officer and President, and as a director, since February 2009. From December 2003 to October 2007, Mr. Lansing served as Chief Executive Officer, President, and director of ValueVision Media, Inc., a direct marketing company. From September 2001 to December 2003, he served as a General Partner of General Atlantic LLC, a private equity investment firm. From April 2000 to August 2001, he was Chief Executive Officer of NBC Internet, Inc., an integrated Internet media company. From April 1998 to March 2000, he served as President, then as Chief Executive Officer, of Fingerhut Companies, Inc., a direct marketing company. From November 1996 to May 1998, Mr. Lansing served as Vice President, Corporate Business Development for General Electric Company. Mr. Lansing serves on the Board of Directors of Fair Isaac Corporation and RightNow Technologies, Inc. and previously served as a director of Digital River, Inc. from November 1998 to May 2009.

Relevant Qualifications and Experience:    Mr. Lansing has extensive experience in management from his work as an executive, and extensive board experience from his current and prior directorships of publicly traded companies. He also has significant expertise in the technology industry, particularly in the areas of Internet and e-commerce. Mr. Lansing has familiarity with InfoSpace as the Company’s Chief Executive Officer.

James F. Voelker has served as our Chairman of the Board since December 2002. He also served as Chief Executive Officer from December 2002 to February 2009, and as President from December 2002 to April 2003 and from December 2005 to February 2009. He has served as a director since July 2002. Mr. Voelker previously served as President and a director of NEXTLINK Communications, Inc. (now XO Communications, Inc.), a broadband communications company, and as a director of Comdisco Electronics Group, Inc. and 360Networks, Inc.

Relevant Qualifications and Experience:    Mr. Voelker has extensive experience and expertise in management, board service, and the technology industry as an executive and director, as well as significant familiarity with InfoSpace as the Company’s former Chief Executive Officer and as a director for the past eight years.

Continuing Directors

Class III – Terms expiring in 2011

The names of our Class III directors, whose terms expire in 2011, and certain information about them are set forth below:

Name of Director	Age	Positions with InfoSpace	Director Since
Jules Haimovitz	59	Director	2005
Elizabeth J. Huebner	52	Director	2009
Braden R. Kelly	39	Director	2009

Jules Haimovitz has served as a director of InfoSpace since October 2005. Since July 2007, he has served as President of Haimovitz Consulting, a media consulting firm. From July 2002 to July 2007, Mr. Haimovitz served as Vice Chairman and Managing Partner of Dick Clark Productions Inc., a producer of programming for television, cable networks, and syndicators. From June 1999 to July 2004, Mr. Haimovitz served in various capacities at Metro Goldwyn Mayer Inc., including President of MGM Networks Inc., Executive Consultant to the CEO, and Chair of the Library Task Force. Mr. Haimovitz’s career has also included experience as a director and CEO of VJN, Inc., executive and director at Spelling Entertainment, Inc., executive at King World Productions and Viacom, Inc., and director of Orion Pictures and Onstage Entertainment. Mr. Haimovitz served as a director of Imclone, Inc. from May 2007 to November 2008 when the company was acquired. Mr. Haimovitz is currently a director of Blockbuster, Inc.

Relevant Qualifications and Experience:    Mr. Haimovitz has a strong background in the management of publicly traded companies and related board service, both as an executive and director. He also has extensive experience in mergers and acquisitions of both public and private companies. In addition, the Board of Directors has determined that he is qualified as an “Audit Committee Financial Expert” under the SEC’s rules.

Elizabeth J. Huebner has served as a director of InfoSpace since May 2009. Ms. Huebner retired from a 26-year career in the finance sector in 2006. Prior to retiring, Ms. Huebner was Chief Financial Officer from 2000 to 2006 at Getty Images, Inc., a provider of visual content and rights services.

Relevant Qualifications and Experience:    Ms. Huebner has significant experience as an executive in the technology industry, and a very strong background in finance. The Board of Directors has determined that she is qualified as an “Audit Committee Financial Expert” under the SEC’s rules.

Braden R. Kelly has served as a director of InfoSpace since September 2009. Mr. Kelly currently serves as a senior advisor to Health Evolution Partners, a San Francisco-based private equity firm. Additionally, Mr. Kelly serves on the board of edo Interactive, Inc., a developer in digital payment and marketing platforms.

From 1995 to 2006, Mr. Kelly was with General Atlantic LLC, a private equity investment firm focused on growth investing, where he served as a partner and managing director. Mr. Kelly was a director of Eclipsys Corporation from February 2001 to June 2008, and a director of ProxyMed, Inc. from April 2002 to October 2006. He served as acting Chairman of the Board of Directors of ProxyMed, Inc. from February 2006 to October 2006. Prior to joining General Atlantic, Mr. Kelly worked in the investment banking division at Morgan Stanley & Co. as a member of the mergers, acquisitions, and restructuring department.

Relevant Qualifications and Experience:    Mr. Kelly has extensive experience and expertise in the technology industry as an investor in, advisor to, and director of technology companies. Mr. Kelly also has a strong background in finance, mergers and acquisitions, and strategy.

Class I – Terms expiring in 2012

The names of our Class I directors, whose terms expire in 2012, and certain information about them are set forth below:

Name of Director	Age	Positions with InfoSpace	Director Since
John E. Cunningham, IV	52	Director	1998
Lewis M. Taffer	62	Director	2001
William J. Ruckelshaus	45	Director	2007

John E. Cunningham, IV has served as a director of InfoSpace since July 1998 and as the Lead Independent Director of InfoSpace since February 2010. Mr. Cunningham has been a general partner of Clear Fir Partners, L.P., a private equity investment partnership, since February 1998. From July 2006 to June 2008, he served as a board member of Citel Technologies, Inc., a telecommunications company, and also served as its non-executive Chairman from January 2004 to July 2006. From April 1996 until February 2003, he served as President of Kellett Investment Corporation, an investment fund for private companies. Currently, Mr. Cunningham serves as a board member of Audience Science, Inc. and as an advisor to Petra Growth Funds and to Qliance, Inc.

Relevant Qualifications and Experience:    Mr. Cunningham has extensive experience in, and a significant knowledge of, the technology industry from his work with various technology companies as an executive, investor, advisor, and director. Mr. Cunningham also has significant experience with InfoSpace gained through 12 years as a director.

Lewis M. Taffer has served as a director of InfoSpace since June 2001. The bulk of Mr. Taffer’s career (1979-2001) was spent at American Express Company, where he headed the American Express Gold Card, launched the Membership Rewards program, and developed the ShopAmex online commerce platform. He has also served as Executive Vice President of America Online, Inc. and an independent consultant specializing in marketing, business development, and strategic partnerships. Since March 2006, Mr. Taffer has served as an Operating Advisor at Pegasus Capital Advisors, a private equity fund manager, and as a director and senior executive of iGPS Company LLC, operator of pallet rental service offering all-plastic pallets with embedded RFID (radio frequency identification) tags.

Relevant Qualifications and Experience:    Mr. Taffer has extensive experience in advertising, direct marketing, and online commerce, developed as an executive of and consultant to various technology companies. Mr. Taffer also has significant familiarity with InfoSpace gained through nine years as a director.

William J. Ruckelshaus has served as a director of InfoSpace since May 2007. Mr. Ruckelshaus has served as Chief Operating Officer of Audience Science, Inc. (formerly known as RevenueScience, Inc.), an Internet advertising technology and services company, since August 2008, and as its Chief Financial Officer from May 2006 to August 2008. From July 2002 to April 2006, he served as Senior Vice President, Corporate Development at Expedia, Inc., an online travel agency, where he oversaw Expedia’s mergers and acquisitions and led the corporate strategic planning effort.

Relevant Qualifications and Experience:    Mr. Ruckelshaus has relevant experience as an executive in the technology industry and a strong background in finance and strategy. The Board of Directors has determined that he is qualified as an “Audit Committee Financial Expert” under the SEC’s rules.

Board of Directors and Committee Information

Leadership Structure.    The leadership structure of the Board of Directors of InfoSpace consists of Chairman James Voelker, Lead Independent Director John Cunningham, and the Chairs of each of the principal committees of the Board of Directors. In the current structure, the Chairman position is not combined with the Chief Executive Officer (“CEO”) position, which is filled by William Lansing. In February 2010, the Board of Directors approved the creation of the position of Lead Independent Director, to be filled by an independent director when the Company’s Chairman is not an independent director. The independent directors of InfoSpace elected John Cunningham as the Lead Independent Director. Mr. Cunningham’s responsibilities as Lead Independent Director include: leading the independent directors in executive sessions of the Board of Directors; calling meetings of the independent directors; consulting on and approving Board of Directors meeting schedules and agenda; coordinating with the Chair of the Compensation Committee as to the evaluation of the performance of the CEO by the non-management directors; serving as a liaison between the independent directors and the Chairman, and as a contact person to facilitate communications between the Company’s employees, stockholders, and other stakeholders with the non-management members of the Board of Directors; and such other duties as the independent directors deem appropriate. The Board of Directors believes that the current leadership structure is appropriate because it balances the experienced and knowledgeable direction provided by our Executive Chairman, who has been an employee of the Company since 2002 and is the former CEO, with the independent oversight provided by our Lead Independent Director.

Independence.    A majority of the members of the Board of Directors must be independent directors. The Board of Directors recently undertook its annual review of director independence in accordance with the applicable rules of Nasdaq. The independence rules include a series of objective tests, including that the director is not employed by us and has not engaged in various types of business dealings with us. In addition, the Board of Directors is required to make a subjective determination as to each independent director that no relationships exist that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board of Directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities as they may relate to us and our management.

The Board of Directors has affirmatively determined that each of John Cunningham, Jules Haimovitz, Richard Hearney, Elizabeth Huebner, Braden Kelly, William Ruckelshaus, and Lewis Taffer is an independent director as defined in the Nasdaq Marketplace Rules. In determining independence, the Board of Directors considered, among other things, that Mr. Cunningham’s brother is a non-executive, at-will employee of the Company.

Each of the members of the Audit Committee, Compensation Committee, and Nominating and Governance Committee are independent under the Nasdaq rules. In addition, the Board of Directors has affirmatively determined that the members of the Audit Committee qualify as independent under the audit committee independence rules established by the SEC.

Risk Management.    The Board of Directors oversees the Company’s risk management, both as a full Board of Directors and through its committees. This oversight is administered primarily through the following:

•	the Board of Directors’ periodic review and approval of management strategic plans, including the projected opportunities and challenges facing the business;

•	the Board of Directors’ oversight of succession planning;

•	the Board of Directors’ oversight of capital spending and financings;

•

the Audit Committee’s oversight of the Company’s internal controls over financial reporting and its discussions with management and the independent accountants regarding the quality and adequacy of internal controls and financial reporting (and related reports to the full Board of Directors);

•	the Nominating and Corporate Governance’s leadership in the self-evaluation assessments of the Board of Directors and committees; and

•

the Compensation Committee’s review and approvals regarding executive officer compensation and its relationship to the Company’s business plan, as well its review of compensation plans generally and the related risks.

Meeting Attendance.    The Board of Directors of InfoSpace held a total of 19 meetings during 2009. For 2009, no director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and committees thereof, if any, on which such director served during the period for which he or she has been a director or committee member. Our Board of Directors has not adopted a formal policy regarding directors’ attendance at our annual meetings of stockholders, but our directors are encouraged to attend. John Cunningham, Jules Haimovitz, Richard Hearney, William Lansing, William Ruckelshaus, Lewis Taffer, George Tronsrue, and James Voelker attended the initial session of our 2009 Annual Meeting of Stockholders on May 11, 2009 at the Westin Hotel in Bellevue, Washington. The second session of our 2009 Annual Meeting of Stockholders, which occurred as a result of the adjournment of the initial session and was held in our headquarters on June 4 for the purpose of a final counting of votes, was not attended by any directors.

Communication with the Board of Directors.    The Board of Directors believes that management speaks for InfoSpace. Individual Board members may occasionally meet or otherwise communicate with our stockholders and other constituencies that are involved with InfoSpace, but it is expected that Board members would do this with the advance knowledge of management and at the request of management, absent unusual circumstances or as contemplated by Board committee charters. Stockholders who wish to communicate with the Board of Directors, or with any individual member of the Board of Directors, may do so by sending such communication in writing to the attention of the Corporate Secretary at the address of our principal executive office with a request to forward to the intended recipient. The Corporate Secretary will generally forward such communication to the Board of Directors or the specific Board member. However, the Corporate Secretary reserves the right to not forward any material that is inappropriate.

Corporate Web Site.    Our corporate Web site, located at www.infospaceinc.com, contains information regarding our Company, including information regarding our directors, executive officers, and corporate governance documents. That information includes our Certificate of Incorporation, Bylaws, Committee Charters, Director Nomination Policy, Code of Business Conduct and Ethics (which is applicable to all of our employees), and our Corporate Governance Guidelines. We use our corporate Web site to provide current information to investors, including information on recent developments and upcoming events.

Committees.    The Board of Directors’ committee structure consists of three principal standing committees (the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee) and several other minor standing or ad hoc committees, the composition, number, and membership of which the Board of Directors may revise from time to time, as appropriate. Copies of our Audit Committee charter, Compensation Committee charter, and Nominating and Governance Committee charter can be found on our corporate Web site at www.infospaceinc.com. You may also request copies of these documents and other corporate governance documents available on our Web site from Investor Relations at (425) 201-6100 or (866) 438-4677.

As part of the annual review of the membership of committees required of the Nominating and Governance Committee by its charter, the Nominating and Governance Committee recommended, and the Board of Directors has approved, revisions to the membership and leadership of its current standing committees, effective as of the conclusion of the annual meeting on May 11, 2010. The current and anticipated membership and leadership of each of the standing committees is set forth in the tables below, as is the number of 2009 meetings for those committees:

Current Standing Committees as of March 25, 2010

Director	Audit Committee	Compensation Committee	Nomination and Governance Committee	Special Litigation Committee	Strategy Committee
John Cunningham					M
Jules Haimovitz	M				M
Richard Hearney		M	M
Elizabeth Huebner	M		M	C
Braden Kelly		M	M	M
William Lansing					M
William Ruckelshaus	C		C
Lewis Taffer	M	C
James Voelker					C
Number of Meetings in 2009	8	10	5	16	19

(M = Committee Member; C = Committee Chair)

Anticipated Standing Committees after May 11, 2010

Director	Audit Committee	Compensation Committee	Nomination and Governance Committee	Special Litigation Committee	Strategy Committee
John Cunningham		M			M
Jules Haimovitz	M				M
Richard Hearney		M
Elizabeth Huebner	C		M	C
Braden Kelly		C	M	M
William Lansing					M
William Ruckelshaus	M		C
Lewis Taffer			M
James Voelker					M

(M = Committee Member; C = Committee Chair)

The Audit Committee.    The Audit Committee currently consists of non-employee directors: Jules Haimovitz, Elizabeth Huebner, William Ruckelshaus, and Lewis Taffer. Mr. Ruckelshaus is Chair of the Audit Committee. The Audit Committee is responsible for providing independent, objective oversight and review of the Company’s auditing, accounting, and financial reporting processes. Among other functions, the Audit Committee’s duties include the following:

•	Authority regarding the appointment, compensation, oversight, and retention of our independent registered public accounting firm;

•	Pre-approving all services (audit and non-audit) to be performed by the independent registered public accounting firm;

•	Reviewing the adequacy and effectiveness of our accounting and financial controls, including controls over financial reporting;

•	Reviewing our audited financial statements and quarterly financial information and discussing them with management and the independent registered public accounting firm;

•	Establishing procedures for receiving and reviewing accounting-related complaints and concerns by whistle blowers;

•	Reviewing and monitoring compliance with our risk management and investment policies;

•	Reviewing and pre-approving related person transactions; and

•	Reviewing, approving, and monitoring compliance with our Code of Business Conduct and Ethics.

The Board of Directors has determined that each Committee member has sufficient knowledge in reading and understanding financial statements to serve on the Committee. The Board of Directors has further determined that Mr. Haimovitz, Ms. Huebner, and Mr. Ruckelshaus qualify as “audit committee financial experts” in accordance with SEC rules and the professional experience requirements of Nasdaq. The designation of an “audit committee financial expert” does not impose upon such persons any duties, obligations, or liabilities that are greater than those that are generally imposed on each of them as a member of the Committee and the Board of Directors, and such designation does not affect the duties, obligations, or liability of any other member of the Committee or the Board of Directors.

The Compensation Committee.    The Compensation Committee currently consists of non-employee directors Richard Hearney, Braden Kelly, and Lewis Taffer. Mr. Taffer is Chair of the Compensation Committee. The Compensation Committee’s duties include the following:

•	Annually evaluating the performance of, and reviewing and approving the compensation of, our CEO and other executive officers;

•	Recommending to the full Board of Directors any changes to the non-employee director compensation plan;

•	Reviewing and recommending compensation for directors;

•	Annually reviewing and making recommendations to management regarding general compensation goals and guidelines for employees and criteria by which employee bonuses are determined; and

•	Acting as administrator of InfoSpace’s stock plans.

A description of the considerations and determinations of the Compensation Committee regarding the compensation of our Named Executive Officers is contained in “Compensation Discussion and Analysis” below. A description of the compensation program for our non-employee directors is set forth in “Director Compensation” below.

Role of Management.    Similar to prior years, in 2009 the Compensation Committee took significant direction from the recommendations of the CEO and Chief Financial Officer (“CFO”) with respect to the design and implementation of the Company’s compensation program for its executive officers. See “Compensation Discussion and Analysis – Advisors Utilized in Compensation Determinations” for further information.

Role of Compensation Consultant.    The Compensation Committee did not engage a compensation consultant with respect to the 2009 compensation programs for executive officers and non-employee directors. However, the Compensation Committee did review market data with respect to the executive officer compensation program; see “Compensation Discussion and Analysis – Advisors Used in Compensation Determinations” for further information.

The Nominating and Governance Committee.    The Nominating and Governance Committee currently consists of non-employee directors Richard Hearney, Elizabeth Huebner, Braden Kelly, and William Ruckelshaus. Mr. Ruckelshaus is Chair of the Nominating and Governance Committee. The Nominating and Governance Committee’s duties include:

•	Assisting the Board of Directors by identifying prospective director nominees and recommending to the Board of Directors the director nominees for the next annual meeting of stockholders;

•	Reviewing, and recommending to the Board of Directors any appropriate changes to, the InfoSpace Corporate Governance Guidelines and Director Nomination Policy;

•	Reviewing proposed changes to the Company’s Articles of Incorporation and Bylaws and making recommendations for any such changes to the Board of Directors;

•	Evaluating the performance and effectiveness of the committees and the Board of Directors as a whole;

•	Recommending to the Board of Directors membership for each committee;

•	Overseeing director orientation and education;

•	Evaluating committee structure and recommending changes to the Board of Directors;

•	Monitoring compliance with independence standards by the directors;

•	Monitoring, and periodically reporting to the Board of Directors, any significant developments in the law and practice of corporate governance; and

•	Considering stockholder nominees for election to the Board of Directors as described below under “Director Nomination Process.”

The Strategy Committee.    The Strategy Committee currently consists of directors John Cunningham, Jules Haimovitz, William Lansing, and James Voelker. Mr. Voelker is Chair of the Strategy Committee. The Strategy Committee’s duties include: reviewing and providing guidance to management with respect to strategic transactions; reviewing, considering, and making recommendations to the Board of Directors regarding strategic transactions; and providing periodic reports to the Board of Directors of any strategic transactions being considered by management.

The Special Litigation Committee.    The Special Litigation Committee currently consists of non-employee directors Elizabeth Huebner and Braden Kelly. Ms. Huebner is Chair of the Special Litigation Committee. The Special Litigation Committee’s duties include: investigating, reviewing, and analyzing the facts, events, and circumstances relating to the claims made in the stockholder derivative action (the “Derivative Action”) brought by Anne D. Manos, (such action as further described in the “Litigation” section of “Note 7: Commitments and Contingencies” in the Notes to Consolidated Financial Statements included in Item 8 of our Annual Report on Form 10-K); considering and determining whether or not prosecution or continuation of such claims is in the best interests of the Company and its stockholders; determining what action, if any, the Company should take with respect thereto; taking any other action the Special Litigation Committee deems appropriate with respect to the Derivative Action and its claims; retaining and terminating legal counsel and other advisors; and exercising all of the powers and authority of the Board of Directors that may be lawfully delegated to such committee with respect to the foregoing matters and the Derivative Action.

Director Nomination Process

The Nominating and Governance Committee is responsible for reviewing and recommending nominees to the Board of Directors, which is responsible for approving director nominees for election at the annual meeting, and director appointments to fill any Board of Directors vacancies. The Nominating and Governance Committee’s objective, pursuant to its charter, is to ensure that the Board of Directors is properly constituted to meet its fiduciary obligations to InfoSpace and its stockholders.

In considering director candidates, the Nominating and Governance Committee seeks the following minimum qualifications, as set forth in the Company’s Corporate Governance Guidelines and Director Nomination Policy:

•	Commitment to InfoSpace’s business success, consistent with the highest standards of responsibility and ethics;

•	Representation of the best interests of all of InfoSpace’s stockholders and not any particular constituency;

•	Conscientious preparation for, attendance at, and participation in Board of Directors and applicable committee meetings;

•	No personal or professional commitments that would interfere or conflict with his or her obligations to InfoSpace and its stockholders;

•	An established record of professional accomplishment in his or her chosen field; and

•	No material personal, financial, or professional interest in any InfoSpace competitor that would interfere or conflict with his or her obligations to InfoSpace and its stockholders.

The Nominating and Governance Committee also considers the professional and personal experience of each nominee and whether that nominee has expertise relevant to InfoSpace’s business objectives. Although the Board of Directors does not have a formal diversity policy, the Board of Directors desires candidates that contribute to the Board of Directors’ overall diversity, with diversity being broadly construed to mean a variety of personal and professional experiences, opinions, perspectives, and backgrounds.

The Nominating and Governance Committee’s general view is to re-nominate incumbent directors who continue to satisfy the Committee’s criteria for membership on the Board of Directors, continue to make important contributions to the Board of Directors, and consent to continue their service on the Board of Directors. If a vacancy on the Board of Directors occurs or the Board of Directors increases in size, the Nominating and Governance Committee will actively seek individuals that satisfy its criteria for membership on the Board of Directors and the Nominating and Governance Committee may solicit ideas for possible Board of Directors candidates from a variety of sources, including members of the Board of Directors, Company executives, or individuals known to the members of the Board of Directors or Company executives through personal or professional relationships. The Nominating and Governance Committee has not paid a third party to identify or evaluate potential nominees in 2009 or with respect to the current slate of nominees. However, the Committee has the authority to retain a search firm, at InfoSpace’s expense, to be used to identify or evaluate director candidates at its discretion.

Any stockholder may recommend candidates for election as directors by following the procedures set forth in our Bylaws and Director Nomination Policy, including the applicable notice, information, and consent provisions. For further information regarding these procedures, see “Deadline for Receipt of Stockholder Proposals” below. A copy of our Bylaws and Director Nomination Policy is available on our corporate Web site at www.infospaceinc.com.

Any single stockholder, or group of stockholders, that has beneficially owned more than 5% of our outstanding common stock for at least one year may propose a director candidate for evaluation by the Nominating and Governance Committee by delivering a written notice to the Nominating and Governance Committee that satisfies the notice, information, and consent requirements of our Bylaws and the Director Nomination Policy. The Committee will evaluate such recommended nominees against the same criteria that it uses to evaluate other nominees. Any such Board of Directors candidate must be independent of the stockholder in all respects and must also qualify as an independent director under applicable Nasdaq Marketplace Rules. The notice must be received by the Nominating and Governance Committee no later than the date that is 120 calendar days before the anniversary of the date that our Proxy Statement was released to stockholders in connection with the previous year’s annual meeting. The notice must include, among other things, proof of the required stock ownership, proof of identification of the stockholder(s) submitting the proposal, and information regarding the proposed Board of Directors candidate. The notice should be sent to the following address:

Chair, Nominating and Governance Committee

InfoSpace, Inc.

c/o Corporate Secretary

601 – 108th Avenue NE, Suite 1200

Bellevue, WA 98004

The Nominating and Governance Committee did not receive any recommendations for director candidates for the 2010 annual meeting from any non-management stockholder or group of stockholders that beneficially owns more than 5% of InfoSpace’s common stock.

Director Compensation

Non-employee director compensation consists of a mix of cash and equity. The combination of cash and equity compensation is intended to provide incentives for non-employee directors to continue to serve on the Board of Directors, to further align the interests of the Board of Directors and stockholders and to attract new non-employee directors with outstanding qualifications. Directors who are employees or officers of the Company or any of its subsidiaries do not receive any compensation for serving on the Board of Directors and therefore are excluded from the director compensation table below. The Compensation Committee intends to review the non-employee director compensation program on a regular basis and make recommendations to the Board of Directors as appropriate.

2009 Non-Employee Director Compensation

The following table sets forth the compensation program for non-employee directors for 2009:

Annual cash retainer:
Audit Committee chair	$20,000
Other directors	$15,000
Attendance fees per Board of Directors or Committee meeting	$750
Nonqualified options to purchase common stock-in shares
Newly elected or appointed director (January – September 17, 2009)	10,000
Newly elected or appointed director (September 18 – December 2009)	50,000
Annual equity retainer (except if newly appointed or elected within three months of annual meeting)	7,500

The option awards are made pursuant to the InfoSpace, Inc. Restated 1996 Flexible Stock Incentive Plan (the “1996 Plan”). See below for information regarding the Board of Directors’ September 2009 revisions to the non-employee director compensation plan. The Company does not coordinate the timing of share grants with the release of material non-public information, as grants are made as of the annual meeting date or appointment or election date.

The Company reimburses all directors for expenses incurred in attending meetings or performing their duties as directors. The Company does not provide any perquisites to directors.

Director Compensation for 2009

The following table sets forth information concerning the compensation of each non-employee directors for 2009. No stock awards were awarded to the non-employee directors in 2009:

Name	Fees Earned or Paid in Cash	Option Awards(1)		Total
John E. Cunningham, IV	$47,250	$17,088	(2)	$64,338
Jules Haimovitz	$48,750	$17,088	(2)	$65,838
Richard D. Hearney	$37,500	$17,088	(2)	$54,588
Elizabeth J. Huebner(3)	$38,250	$22,499		$60,749
Braden R. Kelly(4)	$10,500	$171,960		$182,460
William J. Ruckelshaus	$44,750	$17,088	(2)	$61,838
Lewis M. Taffer	$42,750	$17,088	(2)	$59,838
George M. Tronsrue, III(5)	$36,000	$17,088	(2)	$53,088

(1)	Consists of options granted under the 1996 Plan to purchase shares of our common stock. The dollar amount is the grant date fair value, which for each option granted on May 11, 2009, June 4, 2009, and September 18, 2009 was $22,499, $17,088 and $171,960, respectively. Assumptions used in the valuation of Option Awards are discussed in “Note 6: Stock-based Compensation Expense” in the Notes to Consolidated Financial Statements included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2009.
(2)	Options to purchase 7,500 shares of our common stock were granted to the six non-employee directors on June 4, 2009 and are expected to vest on June 4, 2010. The aggregate number of option awards outstanding at December 31, 2009 for each non-employee director is provided in a separate table below.
(3)	Ms. Huebner joined our Board of Directors on May 11, 2009 and was granted options to purchase 10,000 shares of our common stock upon appointment, which is expected to vest on May 11, 2010.
(4)	Mr. Kelly joined our Board of Directors on September 18, 2009. Mr. Kelly’s initial option award of 50,000 shares of our common stock upon appointment, which was 100% vested upon grant.
(5)	Mr. Tronsrue resigned from our Board of Directors effective August 19, 2009.

The following table sets forth information concerning the aggregate number of option awards outstanding for each of the non-employee directors as of December 31, 2009. None of our non-employee directors have unvested stock awards as of December 31, 2009:

Name	Aggregate Number of Option Awards
John E. Cunningham, IV	69,000	(1)
Jules Haimovitz	40,000	(1)
Richard D. Hearney	60,500	(1)
Elizabeth J. Huebner	10,000	(2)
Braden R. Kelly	50,000
William J. Ruckelshaus	25,987	(1)
Lewis M. Taffer	57,000	(1)
George M. Tronsrue, III(3)	—

(1)	7,500 of the option awards outstanding are unvested at December 31, 2009 and are expected to vest on June 4, 2010.
(2)	10,000 of the option awards outstanding are unvested at December 31, 2009 and are expected to vest on May 11, 2010.
(3)	Mr. Tronsrue resigned from our Board of Directors effective August 19, 2009; none of his option awards remain outstanding as of December 31, 2010.

2010 Non-Employee Director Compensation

In September 2009, the Board of Directors approved a revised non-employee director compensation plan, which included an increase in option grants to newly elected or appointed directors effective immediately. The remaining changes related to the annual cash retainer, meeting fees and the annual equity retainer, which were to be effective as of the 2010 annual meeting.

In January 2010, the Compensation Committee engaged Compensia as an independent compensation consultant to review the Company’s executive compensation and ensure that the executive compensation program design provides an appropriate level of cash and equity compensation. The Compensation Committee asked Compensia to re-assess the Company’s competitive position regarding its non-employee director compensation program with similar goals in mind. Compensia reviewed market data, compiled from proxy statements covering 2008 and 2009 compensation for non-employee directors, against the recently approved September 2009 plan. The market data was based on a peer group of the 18 companies utilized in Compensia’s 2010 market analysis for executive compensation, which generally included companies in the Internet software and services industry with market capitalizations ranging from approximately $125 million to $1.2 billion as of February 2010.

Based upon the Compensia peer group study and the objectives of the non-employee director compensation plan noted above, the Compensation Committee further revised its compensation program for non-employee directors to provide for less compensation overall, and a more balanced mix of cash and equity compensation effective as of the 2010 annual meeting as noted in the table below:

Annual cash retainer – Board of Directors	$20,000
Annual cash retainer – Audit Committee
Chair	$14,000
Other Committee members	$4,000
Annual cash retainer – Compensation Committee
Chair	$8,000
Other Committee members	$3,000
Annual cash retainer – Nominating and Corporate Governance Committee
Chair	$5,000
Other Committee members	$2,000
Annual cash retainer – Strategy Committee members	$4,000
Annual cash retainer – Lead Director	$10,000
Attendance fees per meeting(1)	$750
Initial equity grant (newly elected or appointed director) – number of shares(2)
Nonqualified options to purchase common stock	27,000
RSUs	11,250
Annual equity grant – number of shares(3)
Nonqualified options to purchase common stock	11,100
RSUs	4,500

(1)	Paid for attendance at Board of Directors meetings in excess of eight per year. Also paid to committee members for attendance at any Special Litigation Committee meeting; any Audit or Compensation Committee meetings in excess of eight per year; and any Nominating and Governance Committee meetings in excess of four per year.
(2)	Vests in three equal installments beginning on the first anniversary of the grant date.
(3)	Vests in full on the first anniversary of the grant date.

BENEFICIAL OWNERSHIP

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 and Form 5 with the SEC. Executive officers, directors, and greater than ten percent stockholders are required by SEC regulations to furnish InfoSpace with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by us or filed with the SEC, and written representations from certain reporting persons, InfoSpace believes that all Section 16(a) filing requirements applicable to its executive officers, directors, and persons who own more than ten percent of a registered class of our equity securities have been complied with during 2009.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of common stock of InfoSpace as of March 19, 2010 as to (i) each person who is known by us to own beneficially more than 5% of the outstanding shares of common stock, (ii) each director and each nominee for director of InfoSpace, (iii) each of the executive officers named in the Summary Compensation Table and (iv) all current directors and executive officers as a group. Information for beneficial owners who are not officers or directors of InfoSpace is based on their most recent filings with the SEC (as described in the footnotes to this table) and is not independently verified by InfoSpace. Unless otherwise indicated below or as set forth in the applicable Schedule 13Gs filed with the SEC and subject to applicable community property laws, each beneficial owner has sole voting and investment powers with respect to the shares listed below.

Principal Stockholders, Directors, Nominees for Director and Named Executive Officers	Number of Shares Owned Directly or Indirectly	Number of Shares Which Can Be Acquired Within 60 Days of Record Date		Shares Beneficially Owned(1)
		Options	RSUs	Number		Percent of Class
Bank of America Corporation 100 North Tryon Street, Floor 25, Bank of America Corporate Center Charlotte, NC 28255	—	—	—	3,155,228	(2)	8.9%

BlackRock Inc. 40 East 52nd Street New York, NY 10022	—	—	—	2,649,368	(3)	7.4%

Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	—	—	—	2,510,862	(4)	7.0%

Renaissance Technologies LLC 800 Third Avenue New York, NY 10022	—	—	—	2,316,000	(5)	6.5%

PEAK6 LLC 141 W. Jackson Boulevard, Suite 500 Chicago, IL 60604	—	—		1,876,625	(6)	5.3%

David B. Binder	66,969	246,667	17,499	331,135		*

Eric M. Emans	8,172	100,750	11,666	120,588		*

Michael J. Glover	6,355	164,636	25,834	196,825		*

William J. Lansing	26,122	350,000	—	376,122		1.1%

Alesia L. Pinney	—	—	—	—		*

John E. Cunningham, IV	15,233	50,500	—	65,733	(7)	*

Jules Haimovitz	—	32,500	—	32,500		*

Richard D. Hearney	—	53,000	—	53,000		*

Elizabeth J. Huebner	—	10,000	—	10,000		*

Braden R. Kelly	—	50,000	—	50,000		*

William J. Ruckelshaus	987	17,500	—	18,487		*

Lewis M. Taffer	—	49,500	—	49,500		*

James F. Voelker	180,387	2,005,500	—	2,185,887		6.1%

All current directors and executive officers as a Group (15 persons)	399,039	3,130,553	54,999	3,584,591		10.1%

*	Less than 1%.
(1)	Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days of March 19, 2010, if any, or shares of common stock subject to restricted stock units (“RSUs”) held by that person that vest within 60 days of March 19, 2010, if any, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person.
(2)	Based on information contained in a Schedule 13G/A filed with the SEC on February 2, 2010 by Bank of America Corporation and other reporting persons named therein, and includes all shares beneficially held by the group formed by such reporting persons (the “Bank of America Group”). According to the Schedule 13G/A, as of December 31, 2009, the Bank of America Group included: Bank of America Corporation; Bank of America, NA; Columbia Management Advisors, LLC; and IQ Investment Advisors LLC.
(3)	Based on information contained in a Schedule 13G filed with the SEC January 29, 2010 by Black Rock, Inc. and other reporting persons named therein, and includes all shares beneficially held by the group formed by such reporting persons (the “Black Rock Group”). According to the Schedule 13G, as of December 31, 2009, the Black Rock Group included: Black Rock, Inc.; BlackRock Advisors (UK) Limited; BlackRock Institutional Trust Company, N.A.; BlackRock Fund Advisors; BlackRock Investment Management, LLC; and BlackRock International Ltd.
(4)	Based on information contained in a Schedule 13G/A filed with the SEC February 17, 2010 by Dimensional Fund Advisors LP.
(5)	Based on information contained in a Schedule 13G/A filed with the SEC February 12, 2010 by Renaissance Technologies LLC and the other reporting person named therein, and includes all shares beneficially held by the group formed by such reporting persons (the “Renaissance Group”). According to the Schedule 13G/A, as of December 31, 2009, the Renaissance Group included Renaissance Technologies LLC and James H. Simons.
(6)	Based on information contained in a Schedule 13G filed with the SEC February 12, 2009 by PEAK6 LLC and the other reporting persons named therein, and includes all shares beneficially held by the group formed by such reporting persons (the “PEAK6 Group”). According to the Schedule 13G, as of December 31, 2008, the PEAK6 Group included: PEAK6 LLC; PEAK6 Investments, L.P.; PEAK6 Advisors LLC; PEAK6 Performance Management LLC; Mathew N. Hulsizer; and Jennifer Just.
(7)	Includes 9,280 shares of common stock held by Clear Fir Partners, L.P. Mr. Cunningham is a general partner of Clear Fir Partners, L.P.

Ownership Limitation – Section 382

Certain transfers of our stock between stockholders could result in our undergoing an “ownership change” as defined in Section 382 of the Internal Revenue Code of 1986, as amended, and the related Treasury Regulations (“Section 382”). Effective upon stockholder approval at the 2009 annual meeting, we adopted a certificate of amendment to our amended and restated certificate of incorporation (the “Charter”) to reclassify our common stock and impose restrictions on its transfer under certain circumstances related to Section 382.

In particular, the Charter generally restricts any person or entity from attempting to transfer (which includes any direct or indirect acquisition, sale, transfer, assignment, conveyance, pledge, or other disposition) any of our stock (or options, warrants, or other rights to acquire our stock, or securities convertible or exchangeable into our stock), to the extent that transfer would (i) create or result in an individual or entity becoming a five-percent stockholder of our stock for purposes of Section 382 (a “Five Percent Stockholder”) or (ii) increase the stock ownership percentage of any existing Five Percent Stockholder. We refer to any person or entity attempting to acquire shares in such a transaction as a “Restricted Holder.” The Charter does not prevent transfers that are sales by a Five Percent Stockholder, although it does restrict any purchasers that seek to acquire shares from a Five Percent Stockholder to the extent that the purchaser is or would become a Five Percent Stockholder.

Any transfer that violates the Charter is null and void ab initio and is not effective to transfer any record, legal, beneficial, or any other ownership of the number of shares that result in the violation (which are referred to as “Excess Securities”). The purported transferee shall not be entitled to any rights as our stockholder with respect to the Excess Securities. Instead, the purported transferee would be required, upon demand by the Company, to transfer the Excess Securities to an agent designated by us for the limited purpose of consummating an orderly arm’s-length sale of such shares. The net proceeds of the sale will be distributed first to reimburse the agent for any costs associated with the sale, second to the purported transferee to the extent of the price it paid, and finally any additional amount will go to the purported transferor, or, if the purported transferor cannot be readily identified, to a charity designated by the Board of Directors. The Charter also provides us with various remedies to prevent or respond to a purported transfer that violates its provisions. In particular, any person who knowingly violates such provisions, together with any persons in the same control group with such person, are jointly and severally liable to us for such amounts as will put us in the same financial position as we would have been in had such violation not occurred.

Our Board of Directors may authorize an acquisition by a Restricted Holder of stock that would otherwise violate the Charter if the Board of Directors determines, in its sole discretion, that after taking into account the preservation of our NOLs and income tax credits, such acquisition would be in the best interests of the Company and its stockholders. Any Restricted Holder that would like to acquire shares of our stock must make a written request to our Board of Directors prior to any such acquisition. We intend to enforce the restrictions to preserve future use of our NOLs and income tax credits for so long as the Board of Directors determines in good faith that it is in the best interests of the Company to prevent the possibility of an ownership change under Section 382.

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee of InfoSpace shall not be deemed to be “soliciting material” or to be “filed” with the SEC, and the information in this report shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that InfoSpace specifically incorporates it by reference into such filing.

From January 1, 2009 to May 11, 2009, the Audit Committee of the Board of Directors was comprised of three non-employee directors: William Ruckelshaus (Chair), Jules Haimovitz, and Lewis Taffer. Since May 11, 2009, upon the appointment of Elizabeth Huebner to the Board of Directors, the Audit Committee has consisted of four non-employee directors: William Ruckelshaus (Chair), Jules Haimovitz, Elizabeth Huebner, and Lewis Taffer. Each member that served on the Audit Committee in 2009 and that currently serves on the Audit Committee meets the independence criteria prescribed by applicable law and the SEC rules, and is an independent director as defined in Nasdaq listing rules. Each Audit Committee member that served on the Audit Committee in 2009 and that currently serves on the Audit Committee meets the Nasdaq’s financial knowledge requirements set forth in the Nasdaq listing rules. Our Board of Directors has determined that Mr. Ruckelshaus, Ms. Huebner, and Mr. Haimovitz are all “audit committee financial experts” under SEC rules and meet the Nasdaq’s financial sophistication and professional experience requirements set forth in the Nasdaq listing rules. The Audit Committee met eight times and acted by unanimous consent one time during 2009.

The Audit Committee is governed by a written charter that complies with applicable provisions of the Sarbanes-Oxley Act and related SEC and Nasdaq rules. On an annual basis, the Audit Committee reviews and reassesses the adequacy of its charter. A copy of the current Audit Committee Charter, updated on December 9, 2009, is available on our Web site at www.infospaceinc.com.

As more fully set forth in the Audit Committee Charter, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and reporting practices of InfoSpace, including internal controls over financial reporting, and other such duties as directed by the Board of Directors. As part of this process, the Audit Committee oversees the quarterly reviews and annual audit of the Company’s consolidated financial statements by InfoSpace’s independent registered public accounting firm and reviews and approves the audit budget, as well as any other non-audit fees paid to the Company’s independent registered public accounting firm. The Audit Committee is also responsible for maintaining free and open means of communication among the independent registered public accounting firm, the directors, and the financial management of InfoSpace. The Audit Committee has access to any of InfoSpace’s employees or advisors with whom it wishes to communicate, and may hire outside experts as it deems appropriate.

Management is responsible for InfoSpace’s internal control over financial reporting, preparation of financial statements, and the financial reporting process. The Company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of InfoSpace’s consolidated financial statements and internal control over financial reporting in accordance with standards set by the Public Company Accounting Oversight Board (“PCAOB”), and to issue reports thereon. The Audit Committee monitors and oversees these processes. The Committee members rely, without independent verification, on the information provided to them, and on the representations made to them, by management and the independent registered public accounting firm.

In this context, the Audit Committee has:

•	discussed the overall scope and plans for its audits with Deloitte & Touche LLP;

•

met and held discussions with Deloitte & Touche LLP, both with and without management present, to discuss the results of the audits, management’s evaluation of InfoSpace’s internal control over financial reporting, and Deloitte & Touche LLP’s opinion thereof, and the overall quality of InfoSpace’s financial reporting;

•	reviewed and discussed the quarterly and annual financial results prior to the publication of those results and the filing of those results on Form 8-K;

•

discussed the matters required to be discussed with Deloitte & Touche LLP by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the PCAOB in Rule 3200T and SEC S-X Rule 2-07, including discussion of the quality, not just acceptability, of the application of accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements;

•	reviewed and discussed the audited financial statements with management of InfoSpace and Deloitte & Touche LLP, including Deloitte & Touche LLP’s opinion thereof; and

•

received the written disclosures and letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed its independence with Deloitte & Touche LLP.

Based on our reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC.

The Audit Committee has also appointed Deloitte & Touche LLP as InfoSpace’s independent registered public firm for the year ending December 31, 2010.

Members of the Audit Committee:

William J. Ruckelshaus, Chair

Jules Haimovitz

Elizabeth Huebner

Lewis M. Taffer

Fees Paid to Independent Registered Public Accounting Firm for 2009 and 2008

The aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”) to InfoSpace and subsidiaries during 2009 and 2008 were as follows:

	2009	2008
Audit fees(1)	$583,322	$894,821
Audit-related fees(2)	—	9,912
Tax fees(3)	18,000	—
All other fees(4)	2,409	2,000

Total fees	$603,731	$906,733

(1)	Audit fees reflect fees billed for the annual audits of the Company’s consolidated financial statements and internal control over financial reporting of the year indicated.
(2)	Audit-related fees for 2008 were for assurance services concerning financial accounting and reporting.
(3)	Tax fees for 2009 were for services in connection with obtaining a business tax refund.
(4)	Other fees consist of our annual subscription to The Deloitte Accounting Research Tool, which we use when performing technical accounting research.

The Audit Committee pre-approves all audit and non-audit services to be performed by InfoSpace’s independent registered public accounting firm. As part of its pre-approval procedures, the Audit Committee considers whether the provision of any proposed non-audit services is consistent with the SEC’s rules on auditor independence. The Audit Committee has considered whether the provision by Deloitte of the non-audit services described above is compatible with Deloitte’s independence. After consideration, the Audit Committee has determined that Deloitte’s independence as an auditor has not been compromised by its provision of these services. All audit and non-audit services provided by Deloitte in 2009 and 2008 were pre-approved by the Audit Committee in accordance with the foregoing policy.

Transactions with Related Persons

Policies and Procedures.    Under our Code of Business Conduct and Ethics and our Related Party Transaction Guidelines, proposed related person transactions (which generally include any transactions with an employee or director of the Company, a relative of an employee or director, or any entity with which an employee or director has a material interest) must be disclosed to our CFO. If the CFO determines that the transaction is material, or otherwise of such a nature that it should be reviewed and approved by the Committee under the guidance provided in our Related Party Transaction Guidelines, the Audit Committee must review and approve such related person transactions in advance. In determining whether to approve a related person transaction, the Audit Committee considers whether the terms of the related person transaction are fair to the Company at the time of authorization; the business reasons for the Company to enter into the related person transaction; whether other comparable transactions with non-related parties were considered, and if so, the terms of such transactions and the reason for the selection of the related person transaction; the value of the transaction to the Company and to the related person; whether the related person transaction would impair the independence of a previously independent director; and any other factors that are relevant to a determination of whether the transaction and the process that lead to it are fair to the Company.

Related Person Transactions in 2009 and 2010

Employee of the Company.    Mr. Cunningham’s brother, James S. Cunningham, is a non-executive, at-will employee of the Company who is serving as one of the Company’s managers of business development. In fiscal 2009, he earned $380,359 in total compensation, which consisted of a base salary of $147,116, a bonus of $149,455, stock options with a grant date fair value of $33,273, RSUs with a grant date fair value of $46,735 and $3,781 contributed by the Company to his account in the InfoSpace, Inc. 401(k) Retirement Plan.

Indemnification Arrangements.    In addition to InfoSpace’s expense advancement and indemnification obligations under our Bylaws and applicable law, we have entered into standard indemnification agreements in the ordinary course of business with each of our executive officers and directors. On February 25, 2010, our Board of Directors approved a new form of indemnification agreement, a copy of which is attached as Exhibit 10.18 to the Form 10-K filed with the SEC by InfoSpace on February 26, 2010.

COMPENSATION COMMITTEE REPORT

The following Report of the Compensation Committee of InfoSpace shall not be deemed to be “soliciting material” or to be “filed” with the SEC and such information shall not be incorporated by reference into any future filing under the Securities Act or the Exchange Act except to the extent that InfoSpace specifically incorporates it by reference into such filing.

From January 1, 2009 to August 19, 2009, the Compensation Committee of the Board of Directors was comprised of three non-employee directors: Lewis Taffer (Chairman), Richard Hearney, and George Tronsrue. From August 19, 2009 to September 18, 2009, the Compensation Committee of the Board of Directors was comprised of two non-employee directors: Lewis Taffer (Chairman) and Richard Hearney. Since September 18, 2009, the Compensation Committee has consisted of three non-employee directors: Lewis Taffer (Chairman), Richard Hearney, and Braden Kelly.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and Proxy Statement on Schedule 14A.

Members of the Compensation Committee:

Lewis M. Taffer, Chair

Richard Hearney

Braden Kelly

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee is or has been an officer or an employee of the Company. In addition, during 2009, none of the Company’s executive officers served on the board of directors or compensation committee (or a committee performing similar functions) of any other company that had one or more executive officers serving on the Board of Directors or Compensation Committee.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee (referred to as the “Committee” in this section) is composed entirely of independent directors and administers the executive officer compensation program of the Company. The Committee’s responsibilities include recommending and overseeing compensation and benefit plans and policies, reviewing and approving equity grants and otherwise administering share-based plans, and reviewing and approving annually all compensation decisions relating to the Company’s executive officers, including the CEO, the CFO and the other executive officers named in the Summary Compensation Table (the “Named Executive Officers”). This Compensation Discussion and Analysis explains how the Company’s compensation programs are designed and implemented with respect to the Named Executive Officers.

The 2009 compensation program was significantly impacted by changes among the Company’s executive officers in 2008 and 2009. William J. Lansing was hired as CEO and President, and James F. Voelker resigned from such positions in February 2009. Mr. Voelker retained the Chairman of the Board position. Alesia L. Pinney was hired as General Counsel and Secretary, and Alejandro C. Torres resigned from such positions in July 2009. All four such persons are Named Executive Officers. The three other Named Executive Officers, David B. Binder, Michael J. Glover and Eric M. Emans, and Mr. Torres were promoted to their executive officer roles in

2008. Mr. Binder, Mr. Glover, Mr. Emans, and Mr. Torres are sometimes referred to in this Compensation Discussion and Analysis as the “Continuing Named Executive Officers,” which means that they held the same job position in 2008 and 2009 as of the date the Committee finalized their target compensation in such years.

Executive Summary

Compensation Program and Philosophy

The Company’s compensation program for its Named Executive Officers is designed to:

•	provide total compensation with meaningful equity upside that is highly competitive to assist in attracting exceptionally qualified candidates;

•	attract and retain key executives who are critical to the Company’s current operations, as well as who possess talent and qualifications to grow the Company and manage a more complex organization;

•	motivate key employees to satisfy the Company’s financial and strategic goals;

•	reward superior individual and Company performance on both a short-term and long-term basis; and

•	align executives’ long-term interests with those of stockholders.

To further the foregoing objectives, the Committee has designed the compensation program for Named Executive Officers generally to consist of a base salary, an annual cash incentive bonus, and long-term equity incentive awards (collectively, total direct compensation or “TDC”). The Committee’s compensation program for Named Executive Officers also generally includes limited perquisites, contributions to defined contribution plans, and customary benefits provided to all employees.

For 2008 and 2009 compensation programs, the Committee fixed base salaries and target annual cash incentive bonuses of the Named Executive Officers generally in accordance with the minimum amounts set forth in their respective employment agreements. The terms of the employment agreements, new hire equity awards, and target long-term equity incentive awards were determined by the Committee primarily based on its subjective view of a number of individual and Company factors. Individual-specific considerations included, among other things, an individual’s experience, historical, current and projected future performance, and market competition for such individual. Company-specific considerations include, among other things, internal pay equity, current and estimated future financial and operating performance, strategic goals, and the market performance of the common stock. The Committee also utilized compensation survey data as a market check.

2009 Compensation Summary

Operational and Leadership Transition Period.    Until the fourth quarter of 2007, the Company was comprised of three businesses: online search, online directory, and mobile. The Company exited portions of its mobile business in 2006 and 2007 and sold its online directory business and the remaining portions of its mobile services business in the fourth quarter of 2007. Following the sale of the Company’s mobile and directory businesses, the Company’s revenues are derived almost exclusively from providing online search services. An important component of the Company’s strategy for future growth is to identify, acquire, or develop and successfully integrate new businesses into the Company. The Company is strongly considering diversifying its business by acquiring targets that may not be complementary to its current operations and may not leverage its existing infrastructure or operational experience. Development or acquisition of a technology or business, and then integrating that technology or business into the Company, will be complex, time consuming, and expensive, particularly if the Company acquires a technology or business that is not in its current industry.

The Company’s current and future business and operations are substantially dependent on the performance of its key employees, all of whom are employed on an at-will basis. The Company has recently experienced significant changes among its executive officers. In this period of transition, the executive officers have been tasked with the dual responsibilities of growing the online search business as well as finding and executing one or more key acquisitions. Qualified key personnel with experience relevant to the Company’s online search business as well as acquisition expertise are scarce and competition to recruit them is intense.

The foregoing materially affected the design and implementation of the 2009 compensation program. In particular, the operational transition out of certain businesses impacted the performance metrics used in the 2009 annual bonus plan. Further, the negotiation of the compensation packages entered into with Mr. Lansing and Ms. Pinney in 2009 and with the Continuing Named Executive Officers in 2008 was due to the leadership transition.

Impact of Recession.    As of the time the Committee made its determinations of Target TDC (defined below) for the Continuing Named Executive Officers and Mr. Lansing in late 2008 and early 2009, forecasts for 2009 generally projected a weakening economy and the continuation of the economic recession in the United States and other key worldwide markets within which the Company operates. Although management was unable to predict the duration and depth of the economic slowdown and the precise impact on the Company’s business at such time, management noted that a continuing weak economy would likely lead to lower online advertising spend by advertisers, resulting in lower volume of paid search queries and lower monetization rates for paid search, and would therefore negatively impact the Company’s ongoing business and future operations.

The foregoing also materially affected the design and implementation of the 2009 compensation program. In particular, the impact of the recession was an important factor in the Committee’s reduction in Target TDC for 2009 compared to the prior year. Further, the recession impacted the performance metrics used in the 2009 annual bonus plan.

Target TDC.    In determining compensation changes for Named Executive Officers from year to year, the Committee generally focuses on target total direct compensation (“Target TDC”), which consists of base salary, target annual cash incentive bonus, and target long-term equity incentive awards. For 2009 Target TDC, the Committee was challenged to balance the need to properly attract, motivate, and retain the Named Executive Officers, the importance of being fiscally conservative in an economic slowdown, and ensuring alignment with stockholders.

The Committee determined to maintain the base salary and target annual bonus at 2008 levels, and to significantly reduce the dollar value of target long-term equity incentive compensation (ranging from approximately 14% to 27% lower), of Continuing Named Executive Officers for 2009. 2008 equity compensation for the Continuing Named Executive Officers reflected one-time grants related to their respective promotions, whereas 2009 equity compensation was determined to be the appropriate dollar value for ongoing annual grants. Overall Target TDC for 2009 was approximately 10% to 20% lower, compared to 2008 for the Continuing Named Executive Officers. The overall Target TDC for Mr. Lansing and Ms. Pinney was negotiated for 2009 in the context of competition for talent in the online search industry, and the Internet and technology industries generally, especially for such persons with sufficient acquisition experience and expertise. In particular, they each received new hire equity awards. The Committee did not establish a Target TDC for Mr. Voelker because of the timing of his resignation.

The Committee continues to emphasize the importance of aligning key executives with stockholders through a significant emphasis on equity incentives that generally vest over a three-year period. In 2009, share-based compensation equaled approximately 68% to 88% of the Target TDC of Named Executive Officers. In particular, Mr. Lansing and Ms. Pinney received a relatively higher percentage of equity compensation as part of their new hire compensation package used to attract such employees as well as to quickly establish alignment with stockholders, consistent with the Committee’s past practice for newly hired or promoted executive officers. With respect to the Continuing Executive Officers in 2009, the Committee determined that internal pay equity was paramount and therefore granted two levels of equity awards among such four persons based on job position. In addition, Continuing Named Executive Officers have outstanding equity awards subject to vesting in future years.

The Committee also uses pay-for-performance incentives, with the 2009 annual bonus plan linked to key metrics of the Company. Performance-based compensation equaled approximately 6% to 10% of the Target TDC of Named Executive Officers for 2009. Although performance-based pay represents a relatively low percentage of Target TDC, the Committee believes it provides sufficient incentives because it represents a significant portion of cash compensation, which is particularly important due to the historical volatility in the Company’s stock price. The 2009 annual bonus plan was predicated on the achievement of internal goals relating to revenue and Adjusted EBITDA (defined below). The Committee also had negative discretion to the extent Named Executive Officers (other than the CEO) did not achieve specified individual performance goals. The Named Executive Officers will earn the Target TDC only to the extent target performance measures are achieved. To the extent target performance measures are not achieved, the Named Executive Officers generally will earn compensation below the Target TDC, and may earn no bonus compensation at all. To the extent target Company-based performance measures are exceeded, the Named Executive Officers generally will earn compensation above the Target TDC, up to the cap on bonus compensation.

Notwithstanding the foregoing, the Committee also retains discretion to provide Named Executive Officers with bonuses outside the Company’s annual bonus plan, equity grants other than under the existing long-term incentive program, and other compensation. With the exception of a $175,000 signing bonus for Mr. Lansing upon his acceptance of the CEO position, the Committee did not exercise such discretion for 2009, and no additional discretionary bonuses are anticipated in 2010.

The following table sets forth Target TDC approved for the Named Executive Officers for 2009:

			Target Performance- Based Compensation (% of Target TDC)(2)		Target Long- Term Incentive Compensation (% of Target TDC)(4)	Target TDC(1)
Name	Base Salary	Target Annual Bonus		Target Equity Award(3)		2009	2008		% (Decrease) from 2008	Internal Pay Equity (% of CEO 2009 Target TDC)
William J. Lansing(5)	$410,000	$410,000	6.1%	$5,883,793	87.8%	$6,703,793	n/a		n/a	—
James F. Voelker(6)	$150,000	—	n/a	—	—	n/a	n/a		n/a	n/a
David B. Binder	$210,000	$105,000	10.1%	$724,588	69.7%	$1,039,588	$1,306,028	(7)	(20.4)%	15.5%
Alesia L. Pinney(5)	$200,000	$80,000	6.1%	$1,036,986	78.7%	$1,316,986	n/a		n/a	19.6%
Michael J. Glover	$200,000	$100,000	9.8%	$724,588	70.7%	$1,024,588	$1,261,376	(8)	(18.8)%	15.3%
Eric M. Emans	$170,000	$51,000	7.0%	$512,378	69.9%	$733,378	$813,214	(7)	(9.8)%	10.9%
Alejandro C. Torres(9)	$180,000	$63,000	8.3%	$512,378	70.8%	$723,878	$835,214	(7)	(13.3)%	10.8%

(1)	Target TDC consists of Base Salary, Target Annual Bonus, and Target Equity Awards.
(2)	Target Annual Bonus divided by the total Target TDC in 2009.
(3)	Target Equity Award is the grant date fair value of options and RSUs granted in 2009.
(4)	Target Equity Award divided by the total Target TDC in 2009.
(5)	Reflects annualized base salary and target annual bonus amounts as of the hiring date of Mr. Lansing and Ms. Pinney.
(6)	Reflects annualized base salary subsequent to his resignation from the CEO and President positions. Due to such resignation, certain items in this column have been noted as not applicable (“n/a”) so as not to distort the ranges of the applicable data.
(7)	Excludes equity awards granted as part of the make-whole program related to the cash distributions to stockholders on January 18, 2008.
(8)	Includes equity grants made to Mr. Glover in 2008 prior to his appointment as Vice President, Distribution and Business Development in October 2008 and excludes equity awards granted as part of the make-whole program related to the cash distributions to stockholders on January 18, 2008.
(9)	Due to Mr. Torres’s resignation in July 2009, his target bonus eligibility was prorated to $31,500 (first and second quarter of 2009 only). The Target Annual Bonus amount is annualized for comparability.

Earned Performance-Based Compensation.    In 2009, economic conditions in the United States were difficult. Financial, industrial, and consumer markets experienced substantial disruption, which negatively impacted the advertising market generally and the Internet advertising market specifically. 2009 was expected to be a challenging year for the Company and the Company’s financial performance started out poorly, which was expected to continue. However, the Company experienced improved results as the year progressed. Revenue was $207.6 million in 2009 and $156.7 million in 2008. Adjusted EBITDA was $27.4 million in 2009 compared to $27.1 million in 2008. See Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s 2009 Annual Report on Form 10-K for a description of the material changes between such fiscal years.

The Company’s annual bonus plan was historically based on quarterly performance measures. The 2009 annual bonus was based on quarterly performance measures for the first half of the year, and a semi-annual performance measure for the second half of the year. The Committee did not use any negative discretion in approving the 2009 bonus amounts. Target revenue in 2009 was $36.0 million for the first quarter, $40.0 million for the second quarter, and $94.1 million for the second half of 2009. Target Adjusted EBITDA in 2009 was $3.4 million for the first quarter, $3.3 million for the second quarter, and $13.3 million for the second half of 2009. Based on the 2009 annual bonus plan payout scale, the Company’s performance resulted in an aggregate bonus payout for the first quarter, second quarter, and second half of 2009 of 110%, 130%, and 135.5% of the target bonus, respectively. For executive officers, including all individuals who held executive officer positions during each year, the actual 2009 bonus expense was $1.2 million, compared to a target bonus pool of $1.1 million, and the actual 2008 bonus expense was $1.0 million, compared to a target bonus pool of $859,000.

Advisors Used in Compensation Determinations

Management and Other Employees

The Committee met with Mr. Lansing and Mr. Binder to obtain recommendations with respect to the design and implementation of the 2009 compensation program for the Named Executive Officers. In particular, Mr. Lansing made recommendations to the Committee on the base salary, bonus targets, and equity compensation for the other executive officers for 2009. The Committee historically consults with the CEO because he has significant involvement in and knowledge of the Company’s business goals, strategies, and performance, the overall effectiveness of executive officers and each person’s individual contribution to the Company’s performance. Although Mr. Lansing was new to the Company in 2009 and had limited historical knowledge at the time of the 2009 compensation program, the Committee believed it was important for him to provide input critical to the program’s design. For each Named Executive Officer, the Committee is provided a compensation recommendation for Target TDC as well as information regarding historical TDC, the individual’s experience, current performance, and other subjective factors. The CEO also provides recommendations for the performance metrics to be used in the annual bonus program, the appropriate Company and individual performance goals, and an analysis of whether such performance targets have been achieved (including additional recommended adjustments, if any). In addition, the Committee regularly consults with the CFO and General Counsel as appropriate for additional input regarding financial and legal issues relating to compensation. The Committee takes managements’ recommendations into consideration, but retains the discretion to modify such recommendations and reviews such recommendations for their reasonableness based on its compensation philosophy and related considerations.

Management and the Committee together set the meeting dates and agendas for Committee meetings, and the CEO, CFO, and General Counsel are invited regularly to attend such meetings. To the extent management is present at a meeting, the Committee generally meets in executive session outside the presence of management to discuss compensation issues generally, as well as to review the performance of and determine the compensation of the CEO, CFO, and General Counsel. The Company’s legal advisors, human resources department, and corporate accounting department support the Committee in its work in developing and administering the Company’s compensation plans and programs.

Third-Party Consultants

The Committee believes it is appropriate to review market data relating to the Target TDC of executive officers on a regular basis to ensure the Committee is properly reflecting market conditions. The Committee also uses similar data in connection with determining the appropriate compensation levels for employment agreements with executive officers.

For 2009, management provided the Committee with compensation survey data that was compiled by a third-party compensation consultant as a market check for the Named Executive Officers, including new hires. The market data used was from two published compensation surveys, the Radford U.S. Executive Survey from Fall 2008 and the Croner Online Content Survey from Spring 2008, which reflected 2007 and 2008 compensation information. The data reviewed by the Company included public companies (including subsidiaries or divisions of public companies) and private companies of similar size in revenues ($50 million to $200 million) within the online and high-technology industries. From a total of 799 companies included in the survey, we used up to 124 companies which were selected based on size and sector. However, as noted above, the Committee performed a subjective analysis of individual and Company-specific considerations as the primary factors in finalizing the Committee’s executive compensation determinations.

In 2010, the Committee engaged Compensia, Inc. as its independent compensation consultant to advise on non-employee director and executive officer compensation matters. We do not anticipate that Compensia will provide more than $120,000 in other services to the Company during 2010. The Committee solely approved all engagement fees and other retention terms of Compensia and will determine Compensia’s responsibilities.

Elements of Compensation for 2009 for Named Executive Officers

The primary elements of the 2009 annual compensation program for Named Executive Officers generally were a base salary, an annual cash incentive bonus, and a long-term incentive award, as well as limited perquisites, contributions to defined contribution plans and customary benefits provided to all employees. Further, all of the Named Executive Officers have a right to contingent compensation (or had such rights prior to their resignation from the Company) relating to employment agreements.

Compensation Objectives and Key Features

The following table sets forth how each element of compensation to Named Executive Officers for 2009 is intended to satisfy one or more of the Company’s compensation objectives, as well as key features of the compensation elements that address such objectives.

Element of Compensation	Compensation Objectives	Key Features
Base Salary

•   Provides a minimum, fixed level of cash compensation

•   Important factor in retaining and attracting key employees in a competitive marketplace

•   Preserves an employee’s commitment during downturns in the relevant industries and/or equity markets

•   Minimum salary established pursuant to employment agreements, with changes based on an evaluation of the individual’s experience, historical, current and anticipated future performance, and internal pay equity

Annual Cash Incentive Bonus

•   The at-risk portion of cash compensation

•   Incentive for the achievement of annual Company financial goals and individual goals

•   Assists in retaining, attracting and motivating employees in the near term

•   Provides a balance to the volatility of equity compensation

•   Minimum target bonuses, as percentage of salary, established pursuant to employment agreements; individuals with positions that have a larger potential impact on operational results generally have a higher proportion of their cash compensation tied to Company performance through the bonus plan

•   Company-based performance measures are revenues and Adjusted EBITDA, equally weighted and analyzed independently of each other

•   Committee has negative discretion to the extent Named Executive Officers (other than the CEO) do not achieve specified individual performance goals

•   Payout ranges from 65% to 150% of target bonus for each performance measure based upon actual performance ranging from 80% to 145% of target measure. The 150% payout cap limits excessive risk-taking by executives

•   The 2009 annual bonus is based on quarterly performance measures for the first half of the year, and a semi-annual performance measure for the second half of the year

•   Payout timing ranges from quarterly to annual

Element of Compensation	Compensation Objectives	Key Features
Long-Term Equity Incentive Program

•   Provides incentive for employees to focus on long-term fundamentals and thereby create long-term stockholder value

•   Competitive with compensation programs of other Internet-based and other technology companies

•   Attracts new hires and rewards promoted employees

•   Maintains stockholder-management alignment

RSUs	• Provides upside incentive in up market, with some down market protection	• Approximately 50% of long-term incentive compensation award for Continuing Named Executive Officers • Generally three-year vesting

Options	• Incentive for the achievement of stock price growth • Provides alignment with stockholders; no substantial value unless stock price significantly improves	• Approximately 50% of long-term incentive compensation award for Continuing Named Executive Officers • Generally three-year vesting

Perquisites	• Assists in retaining and attracting employees in competitive marketplace, with indirect benefit to Company	• Very limited beyond what is offered to all employees, and in the case of the life insurance benefit, identical to many non-executive employees

Employment agreements

•   Retains and attracts employees in a competitive market

•   Ensures continued dedication of employees in case of personal uncertainties or risk of job loss

•   Ensures compensation and benefits expectations are understood and satisfied

•   All of Named Executive Officers subject to employment agreements while employed

•   Double trigger (change of control and actual or constructive termination of employment) required for severance benefits generally (exception is single change-of-control trigger for equity awards as set forth in equity plan)

•   For Mr. Lansing and Mr. Voelker, a full tax-gross up on benefits that exceed limits set forth in Section 280G of the Internal Revenue Code of 1986, as amended; other Named Executive Officers have compensation cut-backs to ensure no applicable tax

Compensation Differences Among Named Executive Officers

Actual compensation received by Mr. Lansing, Mr. Voelker, Ms. Pinney, and Mr. Torres was primarily the result of leadership changes. Mr. Lansing and Ms. Pinney received equity awards as part of their new hire packages. In particular, the Committee intended Mr. Lansing’s incentives to be closely aligned with the interests of stockholders, and thus his package, as compared to other executives, includes a higher percentage of options instead of RSUs and equity instead of cash. Mr. Voelker remains an employee of the Company, but at a compensation level significantly lower than his historical compensation in his prior positions with the Company. Among the Continuing Named Executive Officers, the Committee determined to maintain existing base salary and target annual bonus amounts. Such amounts were historically determined by the minimum amounts set forth in their respective employment agreements negotiated in a competitive marketplace, with revisions based on individual and Company-specific factors and a market check using survey data. For 2009, the Committee determined that internal pay equity was paramount and therefore granted two levels of equity awards among such four persons based on job position. Mr. Torres’s compensation ceased at the time of his resignation, although he received severance pursuant to his employment agreement.

Annual Base Salary

The base salaries of Named Executive Officers are reviewed on an annual basis, as well as at the time of a promotion or other significant change in responsibilities. As noted above, the Committee determined to maintain the base salaries at 2008 levels for 2009 with respect to the Continuing Named Executive Officers, each of which reflected the minimum levels specified in their employment agreements. The base salaries of such persons were last revised in January 2008 upon the promotion of Mr. Binder and Mr. Emans to their current positions and Mr. Torres’s promotion to the position that he held until July 2009. Mr. Glover’s base salary was revised upon his promotion in October 2008. The base salaries of Mr. Lansing and Ms. Pinney also reflected the minimum levels specified in their employment agreements, which were entered into in 2009. Mr. Voelker’s base salary noted below reflects his annualized base salary subsequent to his resignation from the positions of CEO and President. The following table sets forth the base salaries approved for the Named Executive Officers for 2009:

Name	2009 Base Salary Earned as per Employment Agreement
William J. Lansing	$410,000
James F. Voelker	$150,000
David B. Binder	$210,000
Alesia L. Pinney	$200,000
Michael J. Glover	$200,000
Eric M. Emans	$170,000
Alejandro C. Torres	$180,000

Annual Cash Incentive Bonus Plan

General.    The target bonus for each Named Executive Officer is calculated based on a percentage of base salary. The respective employment agreements of the Named Executive Officers establish minimum target bonuses as a percentage of salary. Earned bonuses range from 65% to 150% for each performance measure based on the achievement of the specified Company-based performance measures. The annual bonus plan also provides negative discretion to the Committee to the extent Named Executive Officers (other than the CEO) do not achieve specified individual performance goals. The Committee also may adjust the final bonus amount as it deems appropriate to reflect changes in the industry, the Company, the executive’s job duties or performance, or any other circumstance the Committee determines should impact bonus awards.

Use of Performance Measures.    Since 2004, the Committee has used revenues and Adjusted EBITDA as the two Company-based performance measures of the annual bonus plan. The individual performance goals reflect, among other things, the executive’s job position and responsibilities as well as the Company’s short-term and long-term strategic goals and competitive pressures. The Committee generally approves minimum, target, and maximum performance levels such that the relative difficulty of achieving the target cash bonus is consistent from year to year.

Revenue is a critical measure of the Company’s operations and growth, and serves as the primary basis for funding the Company’s strategic plans.

Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, and amortization, and excluding non-cash stock compensation and non-recurring and non-operating items. For the purpose of the annual bonus plan, Adjusted EBITDA is not necessarily the Adjusted EBITDA number provided in connection with the Company’s earnings releases because the performance measure excludes certain non-operational gains or losses. The Committee uses Adjusted EBITDA because it believes it is an important measure of the Company’s core operating performance. Specifically, this measure focuses on the Company’s core operating results by removing the impact of the Company’s capital structure (interest income from investments), asset base (depreciation and amortization), tax consequences, specified non-operating items, and specified non-cash items. The Adjusted EBITDA measure used for earnings releases is used by management for internal management purposes, when publicly providing guidance on possible future results, and as a means to evaluate period-to-period comparisons. Adjusted EBITDA is also a common measure used by investors and analysts to evaluate the Company’s performance, as it provides a more complete understanding of the Company’s results of operations and trends affecting the Company’s business when viewed together with GAAP results.

Performance Period.    The annual bonus plan is predicated on the Company’s satisfaction of one or more performance measures. Quarterly target performance measures of the Company are established based upon the Company’s internal budget, which is typically established in December of the prior year. Prior to the second half of the applicable year, the Committee may revisit the performance metrics for the remaining portion of the year and revise such metrics as applicable to reflect current internal and external factors in order to ensure the objectives of the program are satisfied for such period. The Committee did not revise performance metrics in the second half of 2009.

Payment Timing.    Historically, earned bonuses were accrued quarterly and were to be paid annually to the CEO, semi-annually to the CFO, General Counsel, and Chief Accounting Officer, and quarterly to other Named Executive Officers. The quarterly payments to certain persons reflect an attempt to provide more immediate reward for results.

2009 Program.    As noted above, the Committee determined to maintain the target annual bonus (in dollars and as a percentage of base salary) at 2008 levels for 2009 with respect to the Continuing Named Executive Officers, each of which reflected the minimum levels specified in their employment agreements. The target annual bonuses (as a percentage of base salary) were last revised in January 2008 upon the promotion of Mr. Binder and Mr. Emans to their current positions and Mr. Torres’s promotion to the position that he held until July 2009. Mr. Glover’s target annual bonus was last revised upon his promotion in October 2008.

The following table sets forth the target annual bonus and earned annual bonus approved for the Named Executive Officers for 2009. The earned bonuses for 2009 were determined in the manner following this table:

Name	% of Base Salary	Target Annual Bonus	Earned Annual Bonus
William J. Lansing(1)	100%	$410,000	$486,761
James F. Voelker(2)	0%	—	—
David B. Binder	50%	$105,000	$134,137
Alesia L. Pinney(1)	40%	$80,000	$54,200
Michael J. Glover	50%	$100,000	$127,750
Eric M. Emans	30%	$51,000	$65,153
Alejandro C. Torres(3)	35%	$63,000	$37,800

(1)	Because Mr. Lansing and Ms. Pinney were not employed for the full year, their bonuses were prorated.
(2)	Due to his termination from the positions of CEO and President on February 2, 2009, he did not participate in the 2009 Executive Bonus Plan. Mr. Voelker was awarded a discretionary bonus of $39,111 in consideration of his as employment as CEO and President until February 2, 2009.
(3)	Mr. Torres terminated his role as General Counsel and Secretary on July 24, 2009 and was only eligible for a bonus during the first and second quarters of 2009.

The Committee established the following bonus payout scale based on the achievement of the Company-based performance measures, with the achievement of revenue and Adjusted EBITDA weighted 50% each. Performance results are rounded up to the nearest percentage point. The bonus payout for the achievement of each metric is independent from the achievement of the other metric:

Performance Level	Actual Revenue/Adjusted EBITDA vs. Target (%)	Earned Bonus (% of Target Bonus)
Below threshold	0% — 79%	0%
At or above threshold/below target	80% — 84% 85% — 89% 90% — 94% 95% — 99%	65% 70% 75% 90%
Target	100% — 114%	100% — 114%
Above target/below maximum	115% 116% — 145%	120% 121% — 150%
Maximum	145% or more	150%

The 2009 annual bonus was based on quarterly performance measures for the first half of the year, and a semi-annual performance measure for the second half of the year. Similarly, beginning with the second half of 2009, all Named Executive Officers received their bonus payout semi-annually, except the CEO bonus which continues to be paid annually. The target Company-based performance measures were established in December 2008 based on the Company’s internal budget at such time. As of such date, it was difficult to predict the duration and depth of the economic slowdown and the impact on the Company’s business and financial performance. The target performance goals therefore represented the Committee’s reasonable judgment of what would be a good outcome for the Company in 2009 based on the information known at the time of such determination. The target Company-based performance measures and the Company’s actual performance in 2009 are set forth below (dollars in thousands):

	First Quarter			Second Quarter			Second Half
Performance Goal	Target	Actual	% Earned	Target	Actual	% Earned	Target	Actual		% Earned
Revenue	$36,039	$39,070	109%	$40,035	$43,763	110%	$94,070	$124,813		133%
Adjusted EBITDA	$3,419	$3,772	111%	$3,340	$5,366	161%	$13,344	$17,023	(1)	128%

(1)	Actual Adjusted EBITDA reflects a downward adjustment of $1.3 million of non-operational items.

Based on the 2009 annual bonus plan payout scale, the foregoing performance corresponded to a bonus payout for the first quarter, second quarter, and second half of 2009 of 110%, 130%, and 135.5% of the target bonus, respectively. For the second half of 2009, the 135.5% payout reflects the acceleration that occurs when the 114% maximum targeted bonus is exceeded.

Notwithstanding the foregoing, the Committee also required a Named Executive Officer to achieve at least 50% of the specified individual performance goals in order to earn any bonus, regardless of the Company’s performance noted above. The Committee retained discretion to pay out partial or no bonuses if such individual performance goals were at least 50% but not 100% achieved. The Committee determined that 100% of such goals were satisfied by the Named Executive Officers. The Committee did not otherwise use any negative discretion in approving the 2009 bonus amounts.

Long-Term Equity Incentive Program

General.    The Committee has approved a long-term equity compensation program consisting of stock options and restricted share units. Under the 2009 program, such securities vest over a three-year period, with 33 1/3% vesting one the one year from the date of grant and the remainder vesting ratably thereafter on a semi-annual basis.

2009 Program.    The Continuing Named Executive Officers and Ms. Pinney each received approximately 50% of their 2009 long-term incentive compensation award in stock options and 50% in RSUs. For Mr. Lansing, approximately 72% of his 2009 long-term incentive compensation award was granted in stock options, with the remaining portion granted in RSUs. Mr. Voelker did not receive any equity awards due to his resignation.

The Committee significantly reduced the dollar value of the target long-term incentive awards for the Continuing Named Executive Officers, with an emphasis on reducing the RSU awards. 2008 equity compensation for the Continuing Named Executive Officers reflected one-time grants related to their respective promotions, whereas 2009 equity compensation was determined to be the appropriate dollar value for ongoing annual grants.

The number of RSUs granted was determined by dividing the dollar award of the grant by an assumed stock price based on recent trading activity of our stock around the anticipated date of grant. The number of stock options granted was determined by dividing the dollar award of the grant an assumed stock price based on recent trading activity of our stock around the anticipated date of grant and then multiplying such amount by a specified ratio. The equity grants for the 2009 compensation program are set forth in the following table:

	RSUs			Options
	2009 Award			2009 Award			Total Decrease in Grant Fair Value from 2008
Name	Grant Date Fair Value	Number	Decrease in Grant Fair Value from 2008	Grant Date Fair Value	Number	Increase (Decrease) in Grant Fair Value from 2008
William J. Lansing	$1,636,000	200,000	n/a	$4,247,793	1,400,000	n/a	n/a
James F. Voelker	—	—	—	—	—	—	—
David B. Binder	$372,750	52,500	(22.9)%	$351,838	140,000	(30.7)%	(26.9)%
Alesia L. Pinney	$511,700	70,000	n/a	$525,286	200,000	n/a	n/a
Michael J. Glover(1)	$372,750	52,500	(28.7)%	$351,838	140,000	(19.8)%	(24.6)%
Eric M. Emans	$248,500	35,000	(26.6)%	$263,879	105,000	4.0%	(13.5)%
Alejandro C. Torres	$248,500	35,000	(26.6)%	$263,879	105,000	4.0%	(13.5)%

(1)	The value of 2008 grants includes equity grants made to Mr. Glover in 2008 prior to his appointment as Vice President, Distribution and Business Development in October 2008.

Equity Compensation – Other Policies

Timing and Pricing of Share-Based Grants.    The Committee does not grant equity awards in anticipation of the release of material nonpublic information. Similarly, the Company does not time the release of material nonpublic information based on equity award grant dates. However, for certain options granted in 2008 to new executive officers in 2008, the grant date was delayed to a date after the ex-dividend date of the special dividend declared in November 2007 so that the exercise price of such options would reflect the reduction in the stock price due to the special dividend. No make-whole payments were made with respect to such grants.

In accordance with the 1996 Plan, the exercise price of an option is the closing price of the Company’s common stock (as reported by Nasdaq) on the date approved by the Committee to be the date of grant (which date is not earlier than the date the Committee approved such grant).

Trading Limitations.    In addition to the restrictions set forth in SEC regulations, the Company has an insider trading policy, which among other things, prohibits directors, executive officers and other employees from engaging in hedging or monetization transactions (such as zero-cost collars and forward sale contracts), short sales, trading in puts, calls, options or other derivative securities for speculative purposes or to separate the financial interest in such securities from the related voting rights with respect to the Company’s stock.

Perquisites

The Company has historically maintained a conservative approach to providing perquisites to executive officers. These perquisites have been carefully selected to ensure that there is an indirect benefit to the Company and that the value provided to employees is not excessive. In addition, many perquisites offered to executives are offered to all employees generally. Although offered to all employees, the one perquisite that is not offered at the same level to every employee is the $150,000 life insurance plan, for which the Company pays the premium. The life insurance plan provides a benefit of two times the annual salary of each employee, capped at $150,000. While the limit of the $150,000 life insurance plan offered to the executive officers is higher than the limit offered to some employees, all employees with a salary of at least $75,000 enjoy the same benefit offered to the executive officers.

Severance Payments

See “Potential Payments Upon Termination or Change-in-Control” for a description of potential payments and benefits to the Named Executive Officers under the Company’s compensation plans and arrangements upon termination of employment or a change of control of the Company.

All of the Named Executive Officers have (or had at the time they were employed by the Company) an employment agreement with the Company, which includes specified severance benefits. The employment agreements were entered into in order to recruit such persons in a competitive market for talent.

In general, cash severance is only paid upon: (a) a termination of employment by the Company without cause; (b) a termination of employment by the executive with good reason; (c) upon death or disability of the executive; or (d) upon a change of control. A fundamental feature of the change of control provisions in the employment agreements is that the benefits have a “double-trigger,” which means that two events must occur for payments to be made (a change of control and the actual or constructive termination of employment, in this case within a specified period before or after such trigger event). The change of control provisions contain (i) in the case of Mr. Lansing and Mr. Voelker, the provision of a full tax gross-up, reinforcing the purpose of such agreements, on benefits that exceed the limits set forth in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) in the case of all other Named Executive Officers, a cutback on severance compensation to ensure no Section 280G tax is triggered. The Committee believes that such change of control provisions are in the best interest of the Company and its stockholders to ensure the continued dedication of such employees, notwithstanding the possibility, threat or occurrence of a change of control. Further, it is imperative to diminish the inevitable distraction of such employees by virtue of the personal uncertainties and risks created by a pending or threatened change of control, and to provide such employees with compensation and benefits arrangements upon a change of control that are competitive with those of other companies.

Policy Regarding Retroactive Adjustments

Section 304 of the Sarbanes-Oxley Act of 2002 authorizes a company to claw back certain incentive-based compensation and stock profits of the CEO and CFO if the company is required to prepare an accounting restatement due to the material noncompliance of the company, as a result of misconduct, with any financial reporting requirement under the securities laws. The Committee does not otherwise have a formal policy regarding whether the Committee will make retroactive adjustments to, or attempt to recover, cash or share-based incentive compensation granted or paid to executive officers in which the payment was predicated upon the achievement of certain financial results that are subsequently the subject of a restatement. The Committee may seek to recover any amount determined to have been inappropriately received by executive officers to the extent permitted by applicable law.

Accounting and Tax Considerations

Deductibility of Executive Officer Compensation

The Committee has reviewed the Company’s compensation programs and policies in light of Section 162(m) of the Code, which states that annual compensation in excess of $1 million paid to the Company’s CEO, CFO, and the three other highest compensated executive officers is not deductible by the Company for federal income tax purposes, subject to specified exemptions (the most significant of which is certain performance-based compensation). A de minimis amount of compensation paid to the Named Executive Officers in 2009 was non-deductible by the Company due to Section 162(m).

The Committee intends to continue to review the application of Section 162(m) with respect to any future compensation arrangements considered by the Company. To maintain flexibility in compensating the Company’s executive officers to meet a variety of objectives, the Committee does not have a policy that all executive compensation must be tax-deductible.

Nonqualified Deferred Compensation

Section 409A of the Code provides that amounts deferred under nonqualified deferred compensation arrangements will be included in an employee’s income when vested unless certain conditions are met. If the conditions are not satisfied, amounts subject to such arrangements will be immediately taxable and employees will be subject to additional income tax, penalties, and a further additional income tax calculated as interest on income taxes deferred under the arrangement. In December 2008, the Company revised certain of its compensation agreements to ensure that all of the Company’s employment, severance, and deferred compensation arrangements satisfy the requirements of Section 409A to allow for deferral without accelerated taxation, penalties, or interest.

Change in Control Payments

Section 280G of the Code disallows a company’s tax deduction for “excess parachute payments,” generally defined as payments to specified persons that are contingent upon a change of control in an amount equal to or greater than three times the person’s base amount (the five-year average of Form W-2 compensation). Additionally, Code Section 4999 imposes a 20% excise tax (the “Excise Tax”) on any person who receives excess parachute payments.

The Company’s employment agreements with Named Executive Officers and its share-based plans entitle participants to payments in connection with a change in control that may result in excess parachute payments. As noted earlier, the employment agreements with Mr. Lansing and Mr. Voelker provide a full tax gross-up on benefits that exceed the limits set forth in Section 280G of the Code, whereas pursuant to the employment agreements of the other Named Executive Officers, a cutback on severance compensation is made to ensure no Section 280G tax is triggered.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

The following table sets forth information concerning the compensation earned in 2009, and prior years to the extent applicable, by the Named Executive Officers:

Summary Compensation Table

Name and Principal Position	Year	Salary		Bonus			Stock Awards(1)		Option Awards(2)		Non-Equity Incentive Plan Compensation(3)			All Other Compensation(4)			Total
William J. Lansing Chief Executive Officer (Principal Executive Officer)	2009		$376,885		$175,000	(5)		$1,636,000		$4,247,793		$486,761			$7,482			$6,929,921

James F. Voelker(6) Former Chief Executive Officer (Former Principal Executive Officer)	2009 2008 2007	$ $ $	171,731 403,077 401,538	$ $ $	39,111 3,600,000 —	(7) (8)	$ $ $	— 1,748,000 3,889,777	$ $ $	— — —	$ $ $	— 466,500 106,200		$ $ $	7,494 7,044 33,782,972	(9) (10)	$ $ $	218,336 6,224,621 38,180,487

David B. Binder(11) Chief Financial Officer (Principal Financial Officer)	2009 2008	$ $	210,808 210,846	$ $	— —		$ $	372,750 756,427	$ $	351,838 507,528	$ $	134,137 122,456		$ $	7,494 252,667	(9)	$ $	1,077,027 1,849,924

Alesia L. Pinney General Counsel and Secretary	2009		$91,539		$—			$511,700		$525,286		$54,200			$1,918			$1,184,643

Michael J. Glover(12) Vice President, Distribution and Business Development	2009 2008	$ $	200,770 177,562	$ $	— —		$ $	372,750 681,329	$ $	351,838 438,676	$ $	127,750 71,900	(13)	$ $	144 108,036	(9)	$ $	1,053,252 1,477,503

Eric M. Emans(11) Chief Accounting Officer	2009 2008	$ $	170,654 170,643	$ $	— —		$ $	248,500 532,193	$ $	263,879 253,764	$ $	65,153 59,479		$ $	6,881 107,490	(9)	$ $	755,067 1,123,569

Alejandro C. Torres Former General Counsel and Secretary	2009 2008	$ $	101,769 181,089	$ $	— —		$ $	248,500 433,519	$ $	263,879 253,764	$ $	37,800 73,061		$ $	247,179 76,996	(9)	$ $	899,127 1,018,429

(1)	Consists of RSUs granted under the 1996 Plan, with each RSU representing the right to receive one share of our common stock upon vesting. The dollar amount is the grant date fair value. Assumptions used in the valuation of Stock Awards are discussed in “Note 6: Stock-based Compensation Expense” in the Notes to Consolidated Financial Statements included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2009.
(2)	Consists of options granted under the 1996 Plan to purchase shares of our common stock. The dollar amount is the grant date fair value. Assumptions used in the valuation of Options Awards are discussed in “Note 6: Stock-based Compensation Expense” in the Notes to Consolidated Financial Statements included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2009.
(3)	Compensation for 2009 consists of non-equity incentive compensation earned under the 2009 InfoSpace Executive Bonus Plan. Compensation for 2008, if any, consists of non-equity incentive compensation earned under the 2008 Executive Bonus Plan. Compensation for 2007, if any, consists of non-equity incentive compensation earned under the 2007 InfoSpace Executive Financial Performance Incentive Plan.

(4)	All other compensation in 2009 consists of InfoSpace’s contributions under its 401(k) Retirement Plan and InfoSpace’s paid premiums for a $150,000 life insurance policy as follows:

All Other Compensation for 2009	Contributions Under 401(k) Plan	Life Insurance Policy Premium
William J. Lansing	$7,350	$132
James F. Voelker	$7,350	$144
David B. Binder	$7,350	$144
Alesia L. Pinney	$1,846	$72
Michael J. Glover	$—	$144
Eric M. Emans	$6,737	$144
Alejandro C. Torres(A)	$4,095	$84

(A)	All Other Compensation for 2009 also includes $243,000 earned pursuant to Mr. Torres’s termination agreement. Mr. Torres’s employment with the Company terminated on July 24, 2009.
(5)	Consists of a signing bonus earned in February 2009 upon Mr. Lansing’s employment.
(6)	Pursuant to Mr. Voelker’s current employment agreement, Mr. Voelker ceased being CEO and President upon the appointment of our new CEO and President on February 2, 2009. Pursuant to Mr. Voelker’s employment agreement, Mr. Voelker remains an employee Chairman of the Board.
(7)	Consists of a discretionary bonus in consideration of Mr. Voelker’s employment as CEO and President until February 2, 2009.
(8)	Consists of a retention bonus earned in July 2008 under Mr. Voelker’s then-current employment agreement.
(9)	Consists of payments in connection with the special dividends declared by InfoSpace in 2007 and paid in 2008, a tax gross-up payment related to these payments, contributions in 2008 under the InfoSpace, Inc. 401(k) Retirement Plan, and InfoSpace’s paid premiums for a $150,000 life insurance policy as follows:

All Other Compensation for 2008	Make-Whole Payment	Tax Gross-up Payment	Contributions Under 401(k) Plan	Life Insurance Policy Premium
William J. Lansing	$—	$—	$—	$—
James F. Voelker	$—	$—	$6,900	$144
David B. Binder	$147,132	$98,491	$6,900	$144
Alesia L. Pinney	$—	$—	$—	$—
Michael J. Glover	$64,034	$43,858	$—	$144
Eric M. Emans	$60,066	$41,140	$6,140	$144
Alejandro C. Torres	$41,536	$28,449	$6,867	$144

(10)	Consists of payments in connection with the two special dividends declared by InfoSpace in 2007 of $21,607,424, a tax gross-up payment of $12,131,695 related to these payments, contributions of $6,750 under the InfoSpace, Inc. 401(k) Retirement Plan, InfoSpace’s paid premiums of $144 for a $150,000 life insurance policy, and $36,959 of attorneys fees allocated to Mr. Voelker in connection with the preparation of his amended and restated employment agreement.
(11)	Messrs. Binder and Emans were appointed executive officers of InfoSpace on January 1, 2008. Prior to January 1, 2008, each was employed by InfoSpace in a non-executive role.
(12)	Mr. Glover was appointed an executive officer of InfoSpace on October 7, 2008. Prior to October 7, 2008, he was employed by InfoSpace in a non-executive role.
(13)	Consists of non-equity incentive compensation of $58,775 earned under the Company’s VP and Director Bonus Plan before Mr. Glover’s appointment as an executive officer, and $13,125 of non-equity incentive compensation earned under the 2008 Executive Bonus Plan after his appointment as an executive officer.

Grants of Plan-Based Awards in 2009

The following table sets forth certain information regarding non-equity and equity plan-based awards granted by InfoSpace to the Named Executive Officers in 2009:

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)						All Other Stock Awards: Number of Shares of Stock or Units(2)		All Other Option Awards: Number of Securities Underlying Options(3)		Exercise or Base Price per Share of Option Awards(4)	Grant Date Fair Value of Stock and Option Awards(5)
		Threshold		Target		Maximum
William J. Lansing	2/2/2009	—		—		—		200,000	(6)	—		—	$1,636,000
	2/2/2009	—		—		—		—		1,400,000	(7)	$8.18	$4,247,793
	—	$16,656	(8)	$375,833	(8)	$563,750	(8)	—		—		—	—

James F. Voelker	—	—		—		—		—		—		—	—

David B. Binder	5/11/2009	—		—		—		52,500	(9)	—		—	$372,750
	5/11/2009	—		—		—		—		140,000	(10)	$7.10	$351,838
	—	$8,531		$105,000		$157,500		—		—		—	—

Alesia L. Pinney	7/20/2009	—		—		—		70,000	(11)	—		—	$511,700
	7/20/2009	—		—		—		—		200,000	(12)	$7.31	$525,286
	—	$6,500		$80,000		$120,000		—		—		—	—

Michael J. Glover	5/11/2009	—		—		—		52,500	(9)	—		—	$372,750
	5/11/2009	—		—		—		—		140,000	(10)	$7.10	$351,838
	—	$8,125		$100,000		$150,000		—		—		—	—

Eric M. Emans	5/11/2009	—		—		—		35,000	(9)	—		—	$248,500
	5/11/2009	—		—		—		—		105,000	(10)	$7.10	$263,879
	—	$5,119		$51,000		$76,500		—		—		—	—

Alejandro C. Torres(13)	5/11/2009	—		—		—		35,000	(9)	—		—	$248,500
	5/11/2009	—		—		—		—		105,000	(10)	$7.10	$263,879

(1)	These columns show the potential value of the payout for each Named Executive Officer under the 2009 Executive Bonus Plan if the threshold, target, or maximum performance measure goals are satisfied. The two performance measures and salary multiples used in determining the actual payout are described in the Compensation Discussion and Analysis above. The possible payouts were performance-driven and therefore were completely at risk. As described in the Compensation Discussion and Analysis, the targets are set to be challenging and to require significant effort for their achievement. In 2009, revenue and Adjusted EBITDA targets were exceeded in each of the performance periods of the year. The threshold amount described above is based on meeting only one of two performance goals at the threshold range for a single quarter, with an additional 50% deduction for individual performance goals.
(2)	Consists of RSUs granted under our 1996 Plan with each RSU representing the right to receive one share of our common stock upon vesting.
(3)	Consists of options under our 1996 Plan to purchase shares of our common stock.
(4)	Options were granted at an exercise price equal to the closing price of our common stock on the date of the grant.
(5)	The dollar amount is the grant date fair value of the equity award. Assumptions used in the valuation of Stock and Option Awards are discussed in “Note 6: Stock-based Compensation Expense” of the Notes to Consolidated Financial Statements included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2009.
(6)	Consists of RSUs granted pursuant to Mr. Lansing’s employment agreement. The RSUs vest over four years; 25% vested on February 2, 2010 and the remainder vests ratably every six months thereafter over the next three years such that it is fully vested on February 2, 2013.
(7)	Consists of options granted pursuant to Mr. Lansing’s employment agreement. The options vest over four years; 25% vested on February 2, 2010 and the remainder vests ratably every six months thereafter over the next three years such that it is fully vested on February 2, 2013.

(8)	Amounts are pro-rated for the periods that Mr. Lansing served as CEO and President during 2009.
(9)

Consists of RSUs granted on annual basis under the long-term equity incentive compensation program. The RSUs vest over three years; 33 1/3% vest on April 1, 2010 and the remainder vests ratably every six months thereafter over the next two years such that it is fully vested on April 1, 2012.

(10)

Consists of options granted on annual basis under the long-term equity incentive compensation program. The options vest over three years; 33 1/3% vest on April 1, 2010 and the remainder vests ratably every six months thereafter over the next two years such that it is fully vested on April 1, 2012.

(11)

Consists of RSUs granted pursuant to Ms. Pinney’s employment agreement. The RSUs vest over three years; 33 1/3% vest on July 20, 2010 and the remainder vests ratably every six months thereafter over the next two years such that it is fully vested on July 20, 2012.

(12)

Consists of options granted pursuant to Ms. Pinney’s employment agreement. The options vest over three years; 33 1/3% vest on July 20, 2010 and the remainder vests ratably every six months thereafter over the next two years such that it is fully vested on July 20, 2012.

(13)	Mr. Torres’s employment with the Company terminated on July 24, 2009; all awards granted in 2009 were forfeited in full.

Outstanding Equity Awards at December 31, 2009

The following table sets forth information concerning unexercised options and unvested RSUs for each of the Named Executive Officers outstanding as of December 31, 2009:

	Option Awards(1)							Stock Awards(2)
Name	Number of Securities Underlying Unexercised Options				Option Exercise Price/ Share	Option Expiration Date	Intrinsic Value of Unexercised Options	Number of Shares of Stock That Have Not Vested		Market Value of Shares of Stock That Have Not Vested
	Exercisable		Unexercisable
William J. Lansing	—		1,400,000	(3)	$8.18	2/2/2016	$546,000	200,000	(3)	$1,714,000
James F. Voelker	5,500		—		$6.70	07/19/2012	$10,285	100,000	(4)	$857,000
	600,000		—		$9.20	12/21/2012	—	—		—
	600,000		—		$14.88	06/10/2010	—	—		—
	350,000		—		$24.30	12/23/2010	—	—		—
	450,000		—		$24.29	01/03/2013	—	—		—
David B. Binder	—		140,000	(5)	$7.10	5/11/2016	$205,800	52,500	(5)	$499,925
	75,000		75,000	(3)	$10.19	2/28/2015	—	25,000	(3)	$214,250
	20,000		—		$21.98	6/7/2013	—	5,165	(6)	$44,264
	20,000		—		$24.14	7/29/2012	—	5,126	(6)	$43,930
	30,000		—		$24.47	5/19/2013	—	—		—
	20,000	(7)	—		$41.83	4/1/2011	—	—		—
	10,000		—		$55.09	4/1/2011	—	—		—
Alesia L. Pinney	—		200,000	(8)	$7.31	7/20/2016	$252,000	70,000	(8)	$599,900
Michael J. Glover	300		—		$5.10	8/20/2012	$1,041	20,001	(9)	$171,409
	—		140,000	(5)	$7.10	5/11/2016	$205,800	52,500	(5)	$499,925
	36,667		73,333	(9)	$9.29	10/7/2015	—	10,000	(10)	$85,700
	20,001		19,999	(10)	$12.20	4/1/2015	—	3,999	(6)	$34,271
	4,000		—		$14.29	8/15/2010	—	3,968	(6)	$34,006
	10,000		—		$21.98	6/7/2013	—	—		—
	10,500	(11)	—		$24.47	5/19/2013	—	—		—
	4,000		—		$39.19	4/1/2011	—	—		—
	7,500		—		$41.83	4/1/2011	—	—		—
Eric M. Emans	—		105,000	(5)	$7.10	5/11/2016	$154,350	35,000	(5)	$299,950
	37,500		37,500	(3)	$10.19	2/28/2015	—	17,499	(3)	$149,966
	13,500		4,500	(12)	$21.86	9/11/2013	—	3,999	(6)	$34,271
	—		—		—	—	—	3,968	(6)	$34,006
	—		—		—	—	—	1,014	(12)	$8,690
	—		—		—	—	—	1,004	(12)	$8,604
Alejandro C. Torres(13)	—		—		—	—	—	—		—

(1)	Consists of options to purchase shares of our common stock. Options were granted at an exercise price equal to the closing price of our common stock on the date of the grant. All grants were made under the 1996 Plan except as noted below. The intrinsic value is based on the closing price of our common stock on December 31, 2009, which was $8.57 per share.

(2)	Consists of RSUs granted under the 1996 Plan, with each RSU representing the right to receive one share of our common stock upon vesting. The market value is based on the closing price of our common stock on December 31, 2009, which was $8.57 per share.
(3)	33 1/3% vested on January 2, 2010 and the remainder vests ratably every six months thereafter over the next two years such that it is fully vested on January 2, 2011.
(4)	50% vests on each of June 30, 2010 and December 31, 2010.
(5)	33 1/3% is scheduled to vest on April 1, 2010 and the remainder vests ratably every six months thereafter over the next two years such that it is fully vested on April 1, 2012.
(6)	The unvested portion of the award vested 50% on January 10, 2010 and the remainder vests on July 10, 2010.
(7)	Consists of options granted under the InfoSpace, Inc. Switchboard Incorporated Stock Incentive Plan.
(8)	33 1/3% is scheduled to vest on July 20, 2010 and the remainder vests ratably every six months thereafter over the next two years such that it is fully vested on July 20, 2012.
(9)	25% of the unvested portion is scheduled to vest on April 1, 2010 and an additional 25% vests on each of October 1, 2010, April 1, 2011 and October 1, 2011.
(10)	33 1/3% of the unvested portion is scheduled to vest on April 1, 2010 and an additional 33 1/3% on each of October 1, 2010 and April 1, 2011.
(11)	Consists of options granted under the 2001 Nonstatutory Stock Option Plan.
(12)	The unvested portion of the award vested 50% on March 11, 2010 and the remainder vests on September 11, 2010.
(13)	Mr. Torres’s employment with the Company terminated on July 24, 2009; no awards remained outstanding at December 31, 2009.

Option Exercises and Stock Vested in 2009

The following table sets forth certain information regarding RSUs held by the Named Executive Officers that vested during 2009, including the aggregate value realized on such vesting before the payment of any fees, commissions, or taxes. No stock options were exercised by the Named Executive Officers in 2009:

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
William J. Lansing	—	$—
James F. Voelker	100,000	$857,000
David B. Binder	35,296	$257,627
Alesia L. Pinney	—	$—
Michael J. Glover	27,971	$195,008
Eric M. Emans	27,494	$199,616
Alejandro C. Torres	22,985	$164,447

(1)	The value realized on vesting was calculated by multiplying the number of shares acquired upon the vesting of RSUs by the closing price of the Company’s common stock per share on the vesting date.

Potential Payments Upon Termination of Employment

The following section describes potential payments and benefits to the Named Executive Officers under the Company’s compensation and benefit plans and arrangements upon termination of employment or a change of control of the Company as of December 31, 2009. Notwithstanding the foregoing, the amounts set forth below for Mr. Torres reflect a summary of the actual payments made pursuant to his separation agreement with the Company.

All of the Named Executive Officers have employment agreements with the Company (or had such agreements while employed with the Company), and certain of the Company’s benefit plans and arrangements contain provisions regarding acceleration of vesting and payment upon specified events.

InfoSpace, Inc. Restated 1996 Flexible Stock Incentive Plan

Except as explained below, under our 1996 Plan, any outstanding equity award terminates upon a change of control (as defined in the 1996 Plan). The equity award does not terminate, however, if the equity award is assumed or substituted by the successor corporation or its parent company. Regardless of whether the equity award is assumed or substituted by the successor corporation or its parent company, to the extent permitted by law, 25% of unvested equity awards vest immediately prior to a change of control transaction. If the equity awards are not assumed or substituted with equity awards providing substantially equal value and substantially similar provisions as the equity award, then an additional 25% of unvested equity awards vest immediately prior to a change of control transaction. Additionally, as more fully described below, our employment agreements with our Named Executive Officers provided for some or full acceleration of vesting of all equity awards held by the Named Executive Officer upon a change of control, termination of employment of the executive officer by us or our successor if such termination was not for cause or was by the executive for good reason, as well as in some cases upon termination due to disability or upon the death of the executive. The Compensation Committee retains discretionary authority at any time, including immediately prior to or upon a change of control, to accelerate the exercisability of any award, the end of a performance period, or the termination of any restriction period.

Severance Arrangements

Defined Terms.    In general, the following definitions, or similar definitions, are used in the employment agreements with Named Executive Officers (for specific language for each Named Executive Officer, please review the applicable agreement):

Change of control is defined in the employment agreements with our Named Executive Officers as the occurrence of any of the following:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more (in the case of our former CEO and our current CEO, more than 50%) of the total voting power represented by the Company’s then outstanding voting securities;

(ii) Any merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company;

(iii) Any sale or disposition by the Company, in one transaction or a series of related transactions, of all or substantially all the Company’s assets; or

(iv) A change in the composition of the Company’s Board of Directors occurring within a two-year period (one-year period in the case of our former CEO and current CEO), as a result of which fewer than a majority of the directors are Incumbent Directors. An “Incumbent Director” is a director who either is (A) a director of the Company as of the effective date of the employment agreement or (B) elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination. For purposes of the preceding, individuals who are elected pursuant to clause (B) are also considered Incumbent Directors.

Severance Agreements with David Binder, Eric Emans, Michael Glover, and Alesia Pinney

For such Named Executive Officers, if the executive is terminated by InfoSpace without cause (as defined in the relevant employment agreement) or by the executive for good reason (as defined in the relevant employment agreement), including in connection with a change of control (as defined above), the executive is entitled to severance benefits of a one-time “lump-sum” payment of 100% of his or her annual salary rate and 100% of his or her annual targeted bonus, acceleration of vesting of 50% of the executive’s unvested stock options and RSUs, and Company-paid COBRA insurance benefits for up to 12 months from the termination date. The executive officer has 12 months to exercise his or her vested stock options.

For such Named Executive Officers, in the event of an executive officer’s death during the term of the employment agreement, such executive officer’s estate is entitled to severance benefits of 100% of his or her then-current annual salary for three months, the right to exercise the executive officer’s then-vested options from one year following the executive officer’s death, and Company-paid COBRA health insurance benefits for 90 days.

The employment agreements with such Named Executive Officers further provide that in the event that the severance benefits are payable in connection with a change of control and (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) would be subject to Excise Tax, then the severance benefits otherwise payable in connection with a change of control shall be reduced by the minimum extent necessary such that no portion of such benefits would be subject to the Excise Tax. Unless the Company and the executive otherwise agree in writing, any determination shall be made in writing by our independent public accountants, whose determination shall be conclusive and binding upon the executive and the Company for all purposes. The Company shall bear all costs the accountants may reasonably incur in connection with any such calculations.

In the event of such Named Executive Officer’s death while employed under his or her Employment Agreement, his or her estate is entitled to severance benefits of 100% of his or her then-current annual salary rate for three months, the right to exercise the executive officer’s then-vested options for one year following the executive officer’s death, and Company-paid COBRA health insurance benefits for 90 days.

Prior to receiving severance for any termination, all Named Executive Officers are required to sign a release with the Company that includes the following provisions: non-competition (one year term), non-solicitation (one year term), non-disparagement (unlimited term), and confidentiality (unlimited term). Any failure to insist on performance of any of the terms of the release cannot be construed as a waiver of such terms or the release.

In the event of such Named Executive Officer’s termination of employment with the Company due to disability (as defined in the employment agreement), such executive officer is entitled to continuing payments of his or her base salary until the earlier of eligibility for long-term disability payments under the Company’s group disability policy for 180 days following termination.

Severance Arrangements with James Voelker

The agreement between the Company and Mr. Voelker was amended and restated in November 2008 (the “Voelker Agreement”). The Voelker Agreement provides for an initial employment term ending on December 31, 2010, as extended upon the mutual consent of the Company and Mr. Voelker, and specifies that Mr. Voelker shall serve as the Company’s President and CEO until the earlier to occur of (i) the appointment of a new CEO or (ii) December 31, 2009 (the earlier such date the “Transition Date”). Immediately after the Transition Date, Mr. Voelker was to cease his service as the Company’s President and CEO, and thereafter remain as the employee Chairman of the Company’s Board of Directors. On February 2, 2009, Mr. William J. Lansing was appointed CEO and Mr. Voelker ceased being the President and CEO of the Company. Mr. Voelker currently serves as Chairman of the Company’s Board of Directors and remains an employee of the Company.

Pursuant to the terms of the Voelker Agreement, until the Transition Date, Mr. Voelker’s annual base salary was $400,000, and he was eligible to receive a performance bonus of not less than 100% of his base salary, based on performance objectives to be mutually determined by Mr. Voelker and the Compensation Committee of the Company’s Board of Directors. After the Transition Date, Mr. Voelker’s annual base salary was reduced to

$150,000 pursuant to the Voelker Agreement and he is no longer eligible to receive any incentive bonus. Additionally, in connection with entering into the Voelker Agreement and the extension of his employment with the Company as provided therein, the Company’s Board of Directors agreed to grant to Mr. Voelker a retention award of 200,000 RSUs pursuant to the terms of the 1996 Plan, of which 100,000 RSUs vested on December 31, 2009, 50,000 RSUs vest on June 30, 2010, and 50,000 RSUs vest on December 31, 2010.

Under the terms of the Voelker Agreement, Mr. Voelker’s employment with the Company may be terminated by the Company with or without cause (as defined in the Voelker Agreement).

In the event that, on or prior to December 31, 2009, the Company terminated Mr. Voelker’s employment with the Company for cause, or if Mr. Voelker voluntarily terminated his employment, Mr. Voelker was eligible to receive: (i) his salary through the date of termination; (ii) the balance of any incentive awards earned and due but not yet paid; (iii) his accrued but unused vacation time through his termination date; (iv) other payments, if any, in accordance with applicable plans, programs, and other arrangements of the Company; and (v) continued entitlements with respect to expense reimbursements for expenses incurred prior to the termination date (collectively, the “General Benefits”).

In the event that Mr. Voelker is terminated by the Company without cause during the employment term, and such termination is not in connection with a change of control (as defined in the Voelker Agreement and set forth above), Mr. Voelker shall be eligible to receive certain payments and benefits (collectively, the “Separation Benefits”), including: (i) a lump sum cash payment equal to three times the sum of his base salary and 100% of the higher of his actual 2008 bonus or his 2008 target bonus; (ii) a pro-rated portion of his bonus for the year of termination (based on the higher of his actual bonus earned for the prior year or his target bonus for the year of termination); (iii) guaranteed continuation of comparable health coverage for him and his family for a period of 36 months; (iv) immediate vesting of Mr. Voelker’s then-unvested and outstanding RSUs and stock options and any other award to acquire shares of the Company’s common stock; and (v) the General Benefits.

Pursuant to the terms of the Voelker Agreement, in the event that, after December 31, 2008 and on or prior to December 31, 2010, Mr. Voelker terminates employment with the Company for any reason (other than termination for cause or unless such termination occurs in connection with a change of control), then Mr. Voelker shall be eligible to receive the Separation Benefits, other than the acceleration of vesting of Mr. Voelker’s then-unvested equity awards, including the General Benefits. The Compensation Committee provided for this severance to incentivize Mr. Voelker to remain with the Company while the Company sought a new CEO and for a transition period thereafter. Under Mr. Voelker’s prior employment agreement, Mr. Voelker could have resigned after December 28, 2008 and received the Separation Benefits.

If, during the employment term, Mr. Voelker’s employment is terminated by the Company: (A) other than for cause within 90 days prior to a change of control; (B) is terminated other than for cause by the Company (or its successor corporation) in connection with a change of control; (C) is terminated other than for cause by the Company (or its successor corporation) within 18 months following a change of control; or (D) if Mr. Voelker resigns for good reason (as defined in the Voelker Agreement) within 18 months following a change of control but within 90 days following his learning of the occurrence of a good reason event and following the end of a specified cure period, then, subject to certain conditions, Mr. Voelker shall be entitled to certain payments and benefits including: (i) a lump sum cash payment equal to three times his base salary; (ii) a lump sum cash payment equal to three times his annual bonus (based on the higher of his actual bonus earned for the prior year and his target bonus for the year of termination; (iii) a lump sum cash payment in an amount equal to the pro rata portion of his bonus for the year of termination (based on the higher of his actual bonus earned for the prior year or his target bonus for the year of termination); (iv) guaranteed continuation of comparable health coverage for him and his family for a period of 36 months; (v) immediate vesting of Mr. Voelker’s equity awards; and (vi) the General Benefits. Additionally, the Voelker Agreement provides that, in the event that Mr. Voelker incurs any Excise Tax with respect to any payment made or benefit granted pursuant to the terms of the Voelker Agreement, the Company shall make a payment to Mr. Voelker which, after the imposition of all income, excise and employment taxes thereon, is equal to the Excise Tax incurred.

Further, pursuant to the terms of the Voelker Agreement, in the event that Mr. Voelker terminates his employment with the Company while an at-will employee following the expiration of the employment term, subject to certain conditions, he will be eligible to receive: (1) severance payments equal to six months of his base salary; (2) reimbursement from the Company for continuing health insurance coverage for up to 12 months; and (3) the General Benefits. In addition, in such event, Mr. Voelker’s then-unvested and outstanding equity awards will vest in their entirety.

Prior to receiving severance for any termination, all Named Executive Officers, including Mr. Voelker, are required to sign a release with the Company that includes the following provisions: non-competition (one year term), non-solicitation (one year term), non-disparagement (unlimited term), and confidentiality (unlimited term). Any failure to insist on performance of any of the terms of the release cannot be construed as a waiver of such terms or the release.

In the event of Mr. Voelker’s death during the term of the Voelker Agreement, 100% of his then-unvested equity awards shall vest and Mr. Voelker’s estate is entitled to severance benefits of 100% of his base salary for 90 days, the right to exercise the his then-vested options for two years following Mr. Voelker’s death, and Company-paid COBRA health insurance benefits for 90 days. Mr. Voelker’s estate would also be entitled to receive the General Benefits.

In the event of Mr. Voelker’s termination of employment with the Company due to disability (as defined in the employment agreement), Mr. Voelker is entitled to continuing payments of his base salary until the earlier of eligibility for long-term disability payments under the Company’s group disability policy for 180 days following termination. In addition, 100% of Mr. Voelker’s then-unvested equity awards vest. Mr. Voelker would also be entitled to receive the General Benefits.

Severance Arrangements with William J. Lansing

On February 2, 2009, the Board of Directors of InfoSpace elected William J. Lansing as the Company’s CEO and President and appointed Mr. Lansing to serve on the Board of Directors. In connection with Mr. Lansing’s election as the Company’s CEO and President, the Company entered into an employment agreement with Mr. Lansing, effective February 2, 2009 (the “Lansing Employment Agreement”).

Pursuant to the Lansing Employment Agreement, Mr. Lansing’s annual base salary is $410,000 and he is eligible for an annual performance bonus to be set at not less than 100% of his then-current base salary. He also received a one-time lump-sum signing bonus equal to $175,000. In addition, Mr. Lansing received a stock option grant to purchase 1,400,000 shares of the Company’s common stock and a grant of 200,000 RSUs covering the Company’s common stock.

The Lansing Employment Agreement will have an initial four year term beginning on February 2, 2009, and will be automatically renewable for an additional two year term on February 2, 2013, and thereafter, for additional one year terms, unless, in any case, Mr. Lansing or the Company provides timely written notice of non-renewal. If the Company fails to renew the Lansing Employment Agreement, Mr. Lansing will be eligible to receive the following benefits: six months continued payment of his annual salary; payments in equal installments over six months of an amount equal to 50% of his target bonus; Company reimbursement for the cost of Mr. Lansing’s COBRA premiums for no more than six months following his termination; and the acceleration of vesting of 100% of his equity awards.

If Mr. Lansing’s employment is terminated by InfoSpace without cause (as defined in the Lansing Employment Agreement) or by Mr. Lansing for good reason (as defined in the Lansing Employment Agreement), and such termination occurs prior to February 2, 2010, Mr. Lansing will be eligible to receive the following severance benefits: 12 months continued payment of his annual salary; payment in equal installments over 12 months of an amount equal to 100% of his target bonus; Company reimbursement for the cost of Mr. Lansing’s COBRA premiums for no more than 12 months following his termination; and the acceleration of vesting of 50% of his unvested equity awards.

If Mr. Lansing’s employment is terminated by InfoSpace without cause or by Mr. Lansing for good reason, and such termination occurs on or after February 2, 2010 or is in connection with a change of control (as defined in the Lansing Employment Agreement), Mr. Lansing will be eligible to receive the following severance benefits: 24 months continued payment of his annual salary; payment in equal installments over 24 months in an amount equal to 200% of his target bonus; Company reimbursement for the cost of Mr. Lansing’s COBRA premiums for no more than 24 months following his termination; and acceleration of vesting of 100% of his equity awards. Additionally, if the termination is in connection with a change of control, Mr. Lansing will be eligible to receive a pro-rated bonus equal to 100% of his target bonus, payable in equal installments over the 12 month period following the date of termination. Mr. Lansing is also entitled, in the event that Mr. Lansing incurs any Excise Tax with respect to any payment made or benefit granted pursuant to the terms of the Lansing Employment Agreement, to cash payments sufficient to pay such Excise Tax, as well as the federal and state income and employment taxes thereon.

As further provided in the Lansing Employment Agreement, in the event the acquiring or successor entity in a change of control does not agree to assume or substitute for stock options, RSUs or other equity awards, all such awards will become vested and immediately exercisable immediately prior to the effective date of the change of control.

Prior to receiving severance for any termination, all Named Executive Officers, including Mr. Lansing, are required to sign a release with the Company that includes the following provisions: non-competition (one year term), non-solicitation (one year term), non-disparagement (unlimited term), and confidentiality (unlimited term). Any failure to insist on performance of any of the terms of the release cannot be construed as a waiver of such terms or the release.

In the event of Mr. Lansing’s death during the term of the Lansing Employment Agreement, 100% of his then-unvested equity awards shall vest and Mr. Lansing’s estate is entitled to severance benefits of 100% of his then-current annual salary for 90 days, the right to exercise the executive officer’s then-vested options for the first to occur of 12 months following Mr. Lansing’s death, the option’s original expiration date or seven years from the date of grant, and Company-paid COBRA health insurance benefits for 90 days.

In the event of Mr. Lansing’s termination of employment with the Company due to disability (as defined in the employment agreement), Mr. Lansing is entitled to continuing payments of his base salary until the earlier of eligibility for long-term disability payments under the Company’s group disability policy for 180 days following termination. In addition, 100% of Mr. Lansing’s then-unvested equity awards vest.

Mr. Lansing (or his estate) is also eligible to receive the General Benefits (as defined above with respect to Mr. Voelker) in connection with any termination of his employment.

Separation Agreement with Alejandro Torres

Mr. Torres entered into a Separation and Release of Claims Agreement (the “Separation Agreement”), which generally terminated Mr. Torres’s employment agreement with the Company dated January 1, 2008, as amended. In connection with Mr. Torres’s resignation, the Company agreed to provide the following severance:

•	a lump sum cash payment equal to one year’s base salary ($180,000) and one year’s target bonus ($63,000), to be paid February 5, 2010; and

•	a lump sum cash payment to cover the cost of one year’s medical coverage and benefits ($15,752).

As consideration for such compensation:

•	Mr. Torres provided a full general waiver and release of known and unknown claims and causes of action for the benefit of the Company and other specified entities and persons;

•	all unvested stock options were terminated as of the separation date;

•	Mr. Torres agreed to remain bound by the confidentiality provisions specified in his employment agreement; and

•

Mr. Torres agreed to remain bound by the non-competition provisions (for one year after the separation date) specified in his employment agreement, and also agreed to non-solicitation provisions for one year.

Termination or Change in Control as of December 31, 2009

The following table sets forth the payments of severance and/or benefits that would be provided to each of the Named Executive Officers or his estate in the event of such executive officer’s termination of employment due to a change in control, termination by the Company without cause or by the employee for good reason, death, or disability as of December 31, 2009:

Name	Annual Salary Rate(1)	Other Cash(2)	Health Benefits(3)	Stock Options(4)	Stock Awards(4)	Section 280G Gross-up	Total
William J. Lansing
Change in control	$820,000	$820,000	$31,504	$546,000	$1,714,000	$1,063,778	$4,995,282
Without cause(5)	$410,000	$410,000	$15,752	$273,000	$857,000	—	$1,965,752
Death	$102,500	$636,761	$3,938	$546,000	$1,714,000	—	$3,003,199
Disability	$205,000	—	—	$546,000	$1,714,000	—	$2,465,000
James F. Voelker
Change in control	$450,000	—	$47,256	—	$857,000	—	$1,354,256
Without cause(5)	$450,000	—	$47,256	—	$857,000	—	$1,354,256
Death	$37,500	$150,000	$3,938	—	$857,000	—	$1,048,438
Disability	$75,000	—	—	—	$857,000	—	$932,000
David B. Binder
Change in control	$210,000	$105,000	$15,752	$128,625	$470,231	—	$929,608
Without cause(5)	$210,000	$105,000	$15,752	$102,900	$376,184	—	$809,836
Death	$52,500	$150,000	$3,938	—	—	—	$206,438
Disability	$105,000	—	—	—	—	—	$105,000
Alesia L. Pinney
Change in control	$200,000	$80,000	$15,752	$157,500	$374,938	—	$828,190
Without cause(5)	$200,000	$80,000	$15,752	$126,000	$299,950	—	$721,702
Death	$50,000	$150,000	$3,938	—	—	—	$203,938
Disability	$100,000	—	—	—	—	—	$100,000
Michael J. Glover
Change in control	$200,000	$100,000	$14,417	$128,625	$484,569	—	$927,611
Without cause(5)	$200,000	$100,000	$14,417	$102,900	$387,655	—	$804,972
Death	$50,000	$150,000	$3,604	—	—	—	$203,604
Disability	$100,000	—	—	—	—	—	$100,000
Eric M. Emans
Change in control	$170,000	$51,000	$15,752	$96,469	$334,680	—	$667,901
Without cause(5)	$170,000	$51,000	$15,752	$77,175	$267,744	—	$581,671
Death	$42,500	$150,000	$3,938	—	—	—	$196,438
Disability	$85,000	—	—	—	—	—	$85,000

(1)	With respect to change in control payments, the amount shown assumes payment of one-time annual salary for Named Executive Officers with the exception of Mr. Lansing and Mr. Voelker. The amount shown assumes payment of twice annual salary for Mr. Lansing and three times annual salary for Mr. Voelker. With respect to termination by the Company without cause or termination by the employee for good reason, the amount shown assumes payment of one year’s annual salary for all Named Executive Officers, except Mr. Voelker, which assumes payment of three times annual salary. Payment is payable in a single lump sum with the exception of Mr. Lansing’s payment which is made ratably over two years. With respect to death and disability payments, the amount shown assumes payment of salary for 90 days and 180 days, respectively.

(2)	With respect to change in control and without cause, Other Cash primarily consists of annual target bonuses. Payment is payable in a single lump sum with the exception of Mr. Lansing’s payment which is made ratably over two years. The figure for death includes a $150,000 life insurance policy payable upon death of employee. The employment agreement for Mr. Lansing includes payment of his salary for 90 days, a lump sum for any unpaid but earned and accrued bonus, and 100% of the then-unvested equity awards shall immediately vest in addition to the life insurance policy.
(3)	Consists of Company-paid COBRA insurance benefits.
(4)	The value of the option awards and RSUs that vest is based on the closing price of our common stock on December 31, 2009, which was $8.57 per share.
(5)	Termination without cause or termination by employee with good reason as defined in each Named Executive Officer’s employment agreement.

EQUITY COMPENSATION PLANS

During 2009, certain executive officers and directors received benefits under our 1996 Plan and the related Stock Option Program for non-employee directors. Our stockholders have approved the 1996 Plan and the 1998 Employee Stock Purchase Plan. Both the 1996 Plan and the 1998 Employee Stock Purchase Plan are described in detail in “Note 5: Stockholders’ Equity” in the Notes to Consolidated Financial Statements included in Item 8 of our Annual Report filed on Form 10-K for the year ended December 31, 2009.

At December 31, 2009, of the plans not approved by stockholders, only the 2001 Nonstatutory Stock Option Plan (the “2001 Plan”) had shares available for future issuance. The 2001 Plan and other equity compensation plans that were not approved by stockholders are described in detail in “Note 5: Stockholders’ Equity” in the Notes to Consolidated Financial Statements included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2009.

The following table provides certain information regarding the Company’s equity compensation plans as of December 31, 2009:

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders(1)	6,840,483	(2)	$13.89	(3)	4,832,041	(4)
Equity compensation plans not approved by stockholders(5)	913,765		$12.49	(3)	1,650,503

Total	7,754,248		$13.74	(3)	6,482,544

(1)	Includes shares to be issued under the 1996 Plan and our 1998 Employee Stock Purchase Plan.
(2)	Consist of 5,512,214 shares of common stock issuable upon exercise of outstanding options and 1,328,269 shares of common stock issuable upon vesting of RSUs granted under the 1996 Plan.
(3)	Consists of the weighted-average exercise price of outstanding options.
(4)	Includes 4,199,032 shares available for future grant under the 1996 Plan and 633,009 shares available for future grant under the 1998 Employee Stock Purchase Plan. Does not include the 1,769,556 additional shares that automatically became available for future issuance under the 1996 Plan on January 1, 2010 pursuant to such plan.
(5)	Includes 138,765 shares issuable upon exercise of outstanding options under our 2001 Plan. There are 1,650,503 shares remaining available for future grants under such plan. Also includes 25,000 shares issuable upon exercise of outstanding options under the InfoSpace, Inc. Switchboard Incorporated Stock Incentive Plan, which was assumed in connection with the acquisition of Switchboard. Also includes 500,000 shares issuable upon exercise of outstanding options and 250,000 shares issuable upon vesting of RSUs assumed in connection with the acquisition of the membership interests in F-Four, LLC in May 2009.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010

The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2010, and recommends that stockholders vote for ratification of such appointment. Although stockholder approval of such appointment is not required by law and is not binding on the Company, the Audit Committee will take your vote on this proposal into consideration when appointing our independent registered public accounting firm in the future. Even if you ratify the appointment of Deloitte & Touche LLP, the Audit Committee may in its sole discretion terminate such engagement and direct the appointment of another independent public registered accounting firm at any time during the year, although it has no current intention to do so.

Deloitte & Touche LLP has audited our financial statements annually since 1997 and their appointment has been ratified by stockholders since the 1999 annual meeting. Representatives of Deloitte & Touche LLP are expected to be present at the meeting, with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Required Vote; Ratification of Appointment of Independent Registered Public Accounting Firm

The affirmative vote of the holders of a majority of the votes cast is required to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2010. Any abstentions will be counted for purposes of determining the presence or absence of a quorum, but will not otherwise have an effect on the outcome of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL

TRANSACTION OF OTHER BUSINESS

The Board of Directors of InfoSpace knows of no other matters to be submitted at the meeting. If any other matters come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares they represent as the Board of Directors may recommend.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Any stockholder proposal intended to be included in the Company’s Proxy Statement and form of proxy for the 2011 annual meeting (pursuant to rule 14a-8 of the Exchange Act) must be received by the Company at 601 108th Avenue NE, Suite 1200, Bellevue, Washington 98004 by no later than December 6, 2010 and must otherwise be in compliance with the SEC’s proxy rules.

Any director nomination or stockholder proposal of other business intended to be presented for consideration at the 2011 annual meeting, but not intended to be considered for inclusion in the Company’s Proxy Statement and form of proxy for such meeting (i.e., not pursuant to Rule 14a-8 of the Exchange Act), must be received in a timely manner and otherwise in accordance with the Company’s Bylaws and related policies and procedures. In particular, our Bylaws establish that nominations for the election of directors may be made by any stockholder entitled to vote who has delivered written notice to the Corporate Secretary of InfoSpace not fewer than 60 days nor more than 90 days in advance of the annual meeting (or, with respect to an election of directors to be held at a special meeting, by the close of business on the seventh day following the date on which notice of such meeting is first given to stockholders), which notice must contain the information specified in the Bylaws concerning the nominees and concerning the stockholder proposing such nominations. In the event that less than 70 days notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by the stockholders must be received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. Further information regarding nomination of directors is disclosed above in the descriptions of the Nominating and Governance Committee and of the Director Nomination Process under the heading “Board of Directors and Committee Information.”

Further, our Bylaws provide that other business may be made by any stockholder entitled to vote who has delivered written notice to the Corporate Secretary of InfoSpace not less than 60 days nor more than 90 days in advance of the annual meeting, which notice must contain the information specified in the Bylaws concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters. In the event that less than 70 days notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by the stockholder must be received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. If a stockholder who has notified InfoSpace of his or her intention to present a proposal at an annual meeting does not appear or send a qualified representative to present his or her proposal at such meeting, InfoSpace need not present the proposal for a vote at such meeting.

We reserve the right to reject, rule out of order, or take other appropriate action with respect to any nomination or proposal that does not comply with the foregoing requirements and other applicable law. A copy of the full text of the Bylaws discussed above is available on our company Web site at www.infospaceinc.com or may be obtained by writing to the Corporate Secretary of InfoSpace. All notices of proposals by stockholders, whether or not included in our proxy materials, should be sent to InfoSpace’s principal executive offices at 601 108th Avenue NE, Suite 1200, Bellevue, Washington 98004, Attention: Corporate Secretary.

INCORPORATION BY REFERENCE; ANNUAL REPORT

Certain information in this Proxy Statement is incorporated by reference into Part III of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009. However, certain section headings referenced in Part III have been revised in this Proxy Statement. Therefore, for purposes of clarity, the following information in this Proxy Statement is hereby incorporated by reference into the following item numbers of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009:

(i)	For Item 10, the information under the captions “Information Regarding the Board of Directors and Committees – Director Nominees,” “Information Regarding the Board of Directors and Committees – Continuing Directors,” “Information Regarding the Board of Directors and Committees – Board of Directors and Committee Information,” and “Beneficial Ownership – Section 16(a) Beneficial Ownership Reporting Compliance;”

(ii)	For Item 11, the information under the captions “Information Regarding the Board of Directors and Committees – Director Compensation,” “Compensation Discussion and Analysis,” “Compensation of Named Executive Officers,” “Compensation Committee Report,” and “Compensation Committee Interlocks and Insider Participation;”

(iii)	For Item 12, the information under the captions “Equity Compensation Plans” and “Beneficial Ownership – Security Ownership of Certain Beneficial Owners and Management;”

(iv)	For Item 13, the information under the captions “Audit Committee Report – Transactions with Related Persons” and “Information Regarding the Board of Directors and Committees – Board of Directors and Committee Information;” and

(v)	For Item 14, the information under the caption “Audit Committee Report – Fees Paid to Independent Registered Public Accounting Firm for 2009 and 2008.”

New Executive Officer

Stephen P. Hawthornthwaite (age 40) was hired as our Vice President of Corporate Development on March 22, 2010. Prior to joining InfoSpace, Mr. Hawthornthwaite was a Partner and Managing Director with GCA Savvian Advisors with a primary focus on Mergers and Acquisitions. He was employed by GCA Savvian Advisors from March 2004 to March 2010 and has 14 years of investment banking experience in total. Prior to GCA Savvian, Mr. Hawthornthwaite was a Vice President in the Technology M&A group at Robertson Stephens.

Annual Report

Our Annual Report on Form 10-K for the year ended December 31, 2009 is available on our company Web site at www.infospaceinc.com. Upon written request by any stockholder to Alesia Pinney, the Corporate Secretary of InfoSpace, at 601 108th Avenue NE, Suite 1200, Bellevue, Washington 98004, a copy of the Annual Report on Form 10-K, without exhibits, will be furnished without charge, and a copy of any or all exhibits to the Annual Report on Form 10-K will be furnished for a fee that will not exceed our reasonable expenses in furnishing the exhibits. Our SEC filings also are available to the public at the SEC’s Web site at http://www.sec.gov.

By Order of the Board of Directors,

Alesia Pinney

General Counsel and Secretary

Bellevue, Washington

April 7, 2010

INFOSPACE, INC.

601 108TH AVE. NE

SUITE 1200

BELLEVUE, WA 98004

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by Infospace, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

For Withhold For All

All All Except

The Board of Directors recommends that you vote FOR the following:

1. Election of Directors

Nominees

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

01 James F. Voelker 02 Richard D. Hearney 03 William J. Lansing

The Board of Directors recommends you vote FOR the following proposal(s): For Against Abstain

2 Proposal to ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2010.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

0000055795_1 R2.09.05.010

INFOSPACE, INC.

ANNUAL MEETING OF STOCKHOLDERS

May 11, 2010 10:00 a.m.

InfoSpace Corporate Headquarters 601 108th Ave NE, Suite 1200 Bellevue, WA 98004

YOUR VOTE IS IMPORTANT!

You can vote by promptly returning your completed proxycard in the enclosed envelope.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Document is/are available at www.proxyvote.com.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

INFOSPACE, INC.

ANNUAL MEETING OF STOCKHOLDERS May 11, 2010

The undersigned stockholder(s) of InfoSpace, Inc., a Delaware corporation, hereby acknowledge(s) receipt of the Notice of Annual Meeting of Stockholders dated March 25, 2010 and Proxy Statement dated March 25, 2010, and hereby appoints David B. Binder and Alesia L. Pinney, and each of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of InfoSpace, Inc. to be held on May 11, 2010 at 10:00 a.m., local time, at the principal offices of InfoSpace, Inc, located at 601 108th Avenue NE, Suite 1200, Bellevue, Washington 98004, and at any postponement or adjournment thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

The shares represented by this proxy will be voted in accordance with the specifications made. If no specification is made, the shares represented by this proxy will be voted “for” the persons and proposals on the reverse side. If any other matters properly come before the Annual Meeting of Stockholders or any postponement or adjournment thereof, the persons named in this proxy will vote in their discretion.

Continued and to be signed on reverse side

0000055795_2 R2.09.05.010